Product supplement no. 10-II To prospectus dated November 14, 2011 and prospectus supplement dated November 14, 2011	Registration Statement No. 333-177923 Dated June 14, 2012 Rule 424(b)(2)
Alerian MLP Index* ETN

* with payment at maturity or upon early repurchase based on the VWAP Level of the Index

Maximum Authorized: $2,455,722,690 Principal Amount of the “Alerian MLP Index ETN due May 24, 2024”

General

•
JPMorgan Chase & Co. may from time to time offer and sell Alerian MLP Index ETNs, which we refer to as the notes.  This product supplement no. 10-II describes terms that will apply generally to the notes, and supplements the terms described in the accompanying prospectus supplement and prospectus.  A separate term sheet or pricing supplement, as the case may be, will describe terms that apply to specific issuances of the notes, including any changes to the terms specified below.  We refer to such term sheets and pricing supplements generally as terms supplements.  If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement will control.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	The notes may pay a quarterly coupon, as described below.
•
The notes do not guarantee any return of principal at maturity or upon early repurchase.  The payment at maturity is linked to the performance of the VWAP Level, minus the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.  The payment upon early repurchase is linked to the performance of the VWAP Level, minus the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period and the Repurchase Fee Amount, plus the Adjusted Coupon Amount, if any.

•	The notes are designed for investors seeking exposure to the components and component weightings of the Alerian MLP Index.
•	For important information about tax consequences, see “Material U.S. Federal Income Tax Consequences” beginning on page PS-40.
•	The notes will be sold in minimum denominations as specified in the relevant terms supplement, and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Alerian MLP Index or any of its component securities.
•
On June 14, 2012, we announced that the maximum number of notes authorized for issuance with respect to the sub-series of notes designated the “Alerian MLP Index ETN due May 24, 2024,” which we refer to as the 2024 notes, is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690.  As of June 14, 2012, we have issued 117,950,000 of the 2024 notes with an aggregate principal amount of $2,245,368,149.50.  We will issue the remaining 11,050,000 notes authorized for issuance on or about June 19, 2012.  We may announce a maximum issuance authorization for other sub-series of notes.  It is possible that the maximum issuance authorization may influence the market value of the applicable notes.  Due to market supply and demand, the applicable notes may trade at a premium above their Current Indicative Value or any intraday indicative value.   Any premium may be reduced or eliminated at any time, resulting in financial loss, which may be significant, to sellers who paid this premium.  Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes trading at a premium to their Current Indicative Value or any intraday indicative value.  See “Description of Notes — Maximum Amount of Notes Authorized for Issuance.”

•
Subject to the following and to applicable law (including, without limitation, U.S. federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes in the open market, by private agreement or in other transactions.

•
The 2024 notes have been listed on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “AMJ.”  No assurance can be given as to the continued listing of the 2024 notes for their term or of the liquidity or trading market for those notes.  If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.  No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

Key Terms

Issuer:	JPMorgan Chase & Co.
(continued on next page)

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 10-II, the accompanying prospectus supplement and prospectus, or any related terms supplement.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 14, 2012

Key Terms (continued)

Index:
The Alerian MLP Index (the “Index”).  The Index measures the composite performance of energy-oriented Master Limited Partnerships, or MLPs, and is currently calculated and maintained by Standard & Poor’s using a float-adjusted, market capitalization-weighted methodology in consultation with GKD Index Partners, LLC (“GKD” or the “Index Sponsor”), for application to the MLP asset class.  MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage or transportation of any mineral or natural resource.  We refer to each MLP included in the Index as an “Index Component” and all such MLPs as “Index Components.”

Principal Amount:	Unless otherwise specified in relevant terms supplement, an amount equal to the Initial VWAP Level divided by ten.
Coupon Amount:
Unless otherwise specified in the relevant terms supplement, for each note you hold on the applicable Coupon Record Date, you will receive on each Coupon Payment Date an amount in cash equal to the difference between:

(a)   the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date; and

(b)   the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no coupon payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date.  For the avoidance of doubt, the final Coupon Amount will be included in the Cash Settlement Amount.

Coupon Payment Date:	Unless otherwise specified in the relevant terms supplement, the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date.
Coupon Record Date:	Unless otherwise specified in the relevant terms supplement, the 9th Index Business Day following each Coupon Valuation Date.
Coupon Ex-Date:
Unless otherwise specified in the relevant terms supplement, with respect to a Coupon Amount, the first Exchange Business Day on which the notes trade without the right to receive the Coupon Amount.  Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

Coupon Valuation Date:
Unless otherwise specified in the relevant terms supplement, the 15th of February, May, August and November of each calendar year during the term of the notes or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date.

Reference Distribution Amount:
Unless otherwise specified in the relevant terms supplement:

(a)   as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and

(b)   as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Reference Holder:
Unless otherwise specified in the relevant terms supplement, as of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to:

(a)   the published share weighting of that Index Component as of that date, divided by

(b)   the product of (i) the Index Divisor as of that date and (ii) ten.

VWAP:
Unless otherwise specified in the relevant terms supplement, with respect to each Index Component, as of any date of determination, the volume-weighted average price of one share of such Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index Component.  For additional information please see “General Terms of Notes — Market Disruption Events.”

Initial Issue Date:	With respect to a particular sub-series of notes, the date of the first issuance of notes in that sub-series, as specified in the relevant terms supplement.
                                                                                                                                (continued on next page)

Key Terms (continued)
Accrued Tracking Fee:
Unless otherwise specified in the relevant terms supplement:

(a)   The Accrued Tracking Fee with respect to the first Coupon Valuation Date is an amount equal to the product of (i) the Quarterly Tracking Fee as of the first Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Issue Date to and including the first Coupon Valuation Date, and the denominator of which is 90.

(b)   The Accrued Tracking Fee with respect to any Coupon Valuation Date other than the first and last Coupon Valuation Dates is an amount equal to the Quarterly Tracking Fee calculated as of such Coupon Valuation Date plus the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date.

(c)   The Accrued Tracking Fee with respect to the last Coupon Valuation Date is an amount equal to (i) the product of (1) the Quarterly Tracking Fee as of such Coupon Valuation Date and (2) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus (ii) the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date.

(d)   The Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (i) the product of (1) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (2) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (ii) the Tracking Fee Shortfall, if any, as of the last Coupon Valuation Date.

(e)   The Accrued Tracking Fee as of the last Index Business Day in a Repurchase Measurement Period is an amount equal to (i) the product of (1) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Repurchase Measurement Period, and (2) a fraction, the numerator of which is the total number of calendar days from and excluding the Repurchase Valuation Date to and including the last Index Business Day in such Repurchase Measurement Period, and the denominator of which is 90, plus (ii) the Adjusted Tracking Fee Shortfall, if any.

Quarterly Tracking Fee:
Unless otherwise specified in the relevant terms supplement, as of any date of determination, an amount per note equal to the product of:

(a)   0.2125% (equivalent to 0.85% per annum); and

(b)   the Current Indicative Value as of the immediately preceding Index Business Day.

Current Indicative Value:
Unless otherwise specified in the relevant terms supplement, as determined by the Note Calculation Agent as of any date of determination, an amount per note, equal to the product of (i) the Principal Amount and (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.  The Current Indicative Value is not the closing price or any other trading price of the notes in the secondary market.  The trading price of the notes at any time may vary significantly from the Current Indicative Value or any intraday indicative value at such time. See “Intraday Indicative Value of the Index and the Notes” in this product supplement.

Cash Settlement Amount:
Unless otherwise specified in the relevant terms supplement, for each note, unless earlier repurchased, you will receive at maturity a cash payment equal to:

(a)   the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Final Measurement Period plus

(b)   the final Coupon Amount minus

(c)   the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus

(d)   the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.

We refer to this cash payment as the “Cash Settlement Amount.”  If the amount calculated above is less than zero, the payment at maturity will be zero.

You may lose some or all of your investment at maturity.  Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

Index Ratio:	Unless otherwise specified in the relevant terms supplement, the Index Ratio on any Index Business Day is calculated as follows: Final VWAP Level Initial VWAP Level
Initial VWAP Level:	As specified in the relevant terms supplement.
Final VWAP Level:
Unless otherwise specified in the relevant terms supplement, as determined by the VWAP Calculation Agent, the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or during any Repurchase Measurement Period, as applicable.

                                                                                                                                (continued on next page)

Key Terms (continued)
VWAP Level:
Unless otherwise specified in the relevant terms supplement, as determined by the VWAP Calculation Agent as of any Index Business Day, (1) the sum of the products of (i) the VWAP of each Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date.

Index Divisor:
As of any date of determination, the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Alerian MLP Index — Calculation of the Index” in this product supplement.

Final Measurement Period:
Unless otherwise specified in the relevant terms supplement, the five Index Business Days from and including the Calculation Date.  The Final Measurement Period is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Calculation Date:
A date as specified in the relevant terms supplement, unless such day is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day.  The Calculation Date is subject to adjustment as described under “General Terms of the Notes — Market Disruption Events.”

Maturity Date:
Unless otherwise specified in the relevant terms supplement, the third Business Day following the last Index Business Day in the Final Measurement Period.  The Maturity Date is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Repurchase Amount:
Unless otherwise specified in the relevant terms supplement, subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders,” upon early repurchase, you will receive per note a cash payment on the relevant Repurchase Date equal to:

(a)   the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus

(b)   the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus

(c)   the Adjusted Coupon Amount, if any, minus

(d)   the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus

(e)   the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus

(f)    the Repurchase Fee Amount.

We refer to this cash payment as the “Repurchase Amount.”  If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

You may lose some or all of your investment upon early repurchase.  Because the Accrued Tracking Fee (including any Adjusted Tracking Fee Shortfall) and the Repurchase Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Repurchase Fee Amount and the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or  any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early repurchase.

Early Repurchase Mechanics:
In order to request that we repurchase your notes on any Business Day during the term of the notes, you must deliver a Repurchase Notice to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date and follow the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders.”  If you fail to comply with these procedures, your notice will be deemed ineffective.

Repurchase Valuation Date:
Unless otherwise specified in the relevant terms supplement, the last Business Day of each week, generally Friday.  This day is also the first Index Business Day following the date that a Repurchase Notice and Repurchase Confirmation, each as described under “Description of Notes — Early Repurchase at the Option of the Holders — Repurchase Requirements,” are delivered.  Any applicable Repurchase Valuation Date is subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Repurchase Date:	The third Business Day following the last Index Business Day in the applicable Repurchase Measurement Period.
Repurchase Measurement Period:
Unless otherwise specified in the relevant terms supplement, the five Index Business Days from and including the applicable Repurchase Valuation Date, subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Adjusted Coupon Amount:
Unless otherwise specified in the relevant terms supplement, with respect to any applicable Repurchase Valuation Date, a coupon payment, if any, in an amount in cash equal to the difference between:

(a)   the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date; and

(b)   the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date.

                                                                                                                                (continued on next page)

Key Terms (continued)
Adjusted Reference Distribution Amount:
Unless otherwise specified in the relevant terms supplement, as of any applicable Repurchase Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record-date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.

Adjusted Tracking Fee:
Unless otherwise specified in the relevant terms supplement, as of any applicable Repurchase Valuation Date, an amount equal to:

(a)   the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus

(b)   the product of (i) the Quarterly Tracking Fee as of such Repurchase Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including such Repurchase Valuation Date, and the denominator of which is 90.

Adjusted Tracking Fee Shortfall:
Unless otherwise specified in the relevant terms supplement, to the extent that the Adjusted Reference Distribution Amount, calculated on any applicable Repurchase Valuation Date, is less than the Adjusted Tracking Fee, calculated on the applicable Repurchase Valuation Date, the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount.

Repurchase Notice:	The form of Repurchase Notice attached as Annex A to the relevant terms supplement.
Repurchase Confirmation:	The form of Repurchase Confirmation attached as Annex B to the relevant terms supplement.
Repurchase Fee:	0.125%
Repurchase Fee Amount:	As of any Repurchase Date, an amount per note in cash equal to the product of: (a) the Repurchase Fee; and (b) the applicable Cash Settlement Amount as of such Repurchase Date.
Stub Reference Distribution Amount:
Unless otherwise specified in the relevant terms supplement, the “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the "record date" with respect to any Index Component, for those cash distributions whose "ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5 ths, 3/5 ths, 2/5 ths and 1/5 th of the shares of each Index Component it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Repurchase Measurement Period, as applicable.

VWAP Calculation Agent:	The JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC
Note Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”)
Reissuances or Reopening Issuances:
We may, without your consent, “reopen” or reissue the notes based upon market conditions and VWAP Levels at that time.  These further issuances, if any, will be consolidated to form a single sub-series with the notes originally issued and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.

Exchange Listing:
The 2024 notes have been listed on the NYSE Arca under the ticker symbol “AMJ.”  If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.

Index Calculation Agent:	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”)
Business Day:
Unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Index Business Day:	Any day on which each Primary Exchange and each Related Exchange are scheduled to be open for trading.
Exchange Business Day:	Any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.
Primary Exchange:
With respect to each Index Component or each component underlying a Successor Index, the primary exchange or market of trading of such Index Component or such component underlying a Successor Index, as applicable.

Related Exchange:
With respect to each Index Component or each component underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component or such component underlying a Successor Index, as applicable.

TABLE OF CONTENTS
Page

Description of Notes	PS-1
Intraday Indicative Value of the Index and the Notes	PS-11
Risk Factors	PS-14
Use of Proceeds and Hedging	PS-26
The Alerian MLP Index	PS-27
General Terms of Notes	PS-34
Material U.S. Federal Income Tax Consequences	PS-40
Plan of Distribution (Conflicts of Interest)	PS-45
Notice to Investors	PS-47
Benefit Plan Investor Considerations	PS-48

We have not authorized anyone to provide any information other than that contained or incorporated by reference in the relevant terms supplement, this product supplement no. 10-II and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and with respect to JPMorgan Chase & Co.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This product supplement no. 10-II, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, other free writing prospectuses, fact sheets, information appearing on websites, brochures or other educational materials.  The information in the relevant terms supplement, this product supplement no. 10-II and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplement and this product supplement no. 10-II are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers.  You should be aware that the regulations of Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes.  The relevant terms supplement, this product supplement no. 10-II and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 10-II, the relevant terms supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.  A separate terms supplement will describe the terms that apply to specific issuances of the notes, including any changes to the terms specified below.  Capitalized terms used but not defined in this product supplement no. 10-II have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement.  The term “note” refers to each Alerian MLP Index ETN.

General

The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. that are linked to the Alerian MLP Index (the “Index”).  The notes are a series of debt securities referred to in the accompanying prospectus supplement and prospectus.  The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

Unless otherwise specified in the relevant terms supplement, the “Principal Amount” of each note is an amount equal to the Initial VWAP Level, as described below, divided by ten.

Unless otherwise specified in the relevant terms supplement, for each note you hold, you will receive on each Coupon Payment Date an amount in cash equal to the difference between the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date.  To the extent the Reference Distribution Amount on a Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and a Tracking Fee Shortfall, as described below, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  If there is a Tracking Fee Shortfall as of the last Coupon Valuation Date, that amount will be taken into account in determining the Cash Settlement Amount, as described below.

The notes do not guarantee any return of principal at, or prior to, maturity or upon early repurchase.  Instead, at maturity, you will receive a cash payment the amount of which will vary depending on the performance of the VWAP Level calculated in accordance with the formula set forth below and will be reduced by the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.  We refer to this cash payment as the “Cash Settlement Amount.”  If you exercise your right to have us repurchase your notes, for each note you will receive a cash payment on the Repurchase Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus (f) the Repurchase Fee Amount.  We refer to this cash payment as the “Repurchase Amount.”

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

Subject to your compliance with the procedures described under “Description of Notes — Early Repurchase at the Option of the Holders” and the potential postponements and adjustments as described under “General Terms of Notes — Market Disruption Events” in this product supplement, you may submit a request on any Business Day during the term of the notes to have us repurchase your notes, provided that you request that we repurchase a minimum of 50,000 notes.  The “Repurchase Valuation Date” will be the first Index Business Day following the date that the Repurchase Notice and Repurchase Confirmation (each as defined below) are delivered.  The notes will be repurchased and the holders will receive payment for their notes on the third Business Day following the last Index Business Day in the Repurchase Measurement Period (the “Repurchase Date”).  If a Market Disruption Event is continuing or occurs on the scheduled Repurchase Valuation Date with respect to any of the Index Components, the Repurchase Valuation Date may be postponed as described under “General Terms of Notes — Market Disruption Events” in this product supplement.

The notes will be issued in denominations as specified in the relevant terms supplement.  The notes will be represented by one or more permanent global notes registered in the name of The Depository Trust Company, or DTC, or its nominee, as described under “Description of Notes — Forms of Notes” in the accompanying prospectus supplement and “Forms of Securities — Book-Entry System” in the accompanying prospectus.

The terms of specific issuances of the notes will be described in the relevant terms supplement accompanying this product supplement no. 10-II.  The terms described in that document supplement those described in this product supplement and in the accompanying prospectus and prospectus supplement.  If the terms described in the relevant terms supplement are inconsistent with those described in this product supplement or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement will control.

On June 14, 2012, we announced that the maximum number of notes authorized for issuance with respect to the sub-series of notes designated the “Alerian MLP Index ETN due May 24, 2024,” which we refer to as the 2024 notes, is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690.  As of June 14, 2012, we have issued 117,950,000 of the 2024 notes with an aggregate principal amount of $2,245,368,149.50.  We will issue the remaining 11,050,000 notes authorized for issuance on or about June 19, 2012.  We may announce a maximum issuance authorization for other sub-series of notes.  It is possible that the maximum issuance authorization may influence the market value of the notes.  Due to market supply and demand, the notes may trade at a premium above their Current Indicative Value or any intraday indicative value.   Any premium may be reduced or eliminated at any time, resulting in financial loss, which may be significant, to sellers who paid this premium.  Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes trading at a premium to their current Indicative Note Value or any intraday indicative value.  See “Description of Notes — Maximum Amount of Notes Authorized for Issuance.”

The 2024 notes have been listed on the NYSE Arca, Inc. (the “NYSE Arca”) under the ticker symbol “AMJ.”  No assurance can be given as to the continued listing of the 2024 notes for their term or of the liquidity or trading market for those notes.  If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.  No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

Coupon Payment

Unless otherwise specified in relevant terms supplement, for each note you hold on the applicable Coupon Record Date, on each Coupon Payment Date you will receive an amount in cash equal to the difference between (a) the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, and (b) the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date (the “Coupon Amount”).

To the extent the Reference Distribution Amount on any Coupon Valuation Date is less than the Accrued Tracking Fee on the corresponding Coupon Valuation Date, there will be no Coupon Amount payment made on the corresponding Coupon Payment Date, and an amount equal to the difference between the Accrued Tracking Fee and the Reference Distribution Amount (the “Tracking Fee Shortfall”) will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date.  For the avoidance of doubt, the final Coupon Amount will be included in the Cash Settlement Amount.

Unless otherwise specified in the relevant terms supplement, the “Coupon Payment Date” means the 15th Index Business Day following each Coupon Valuation Date, provided that the final Coupon Payment Date will be the Maturity Date, subject to adjustment as described herein.

Unless otherwise specified in the relevant terms supplement, the “Coupon Record Date” means the 9th Index Business Day following each Coupon Valuation Date.

Unless otherwise specified in the relevant terms supplement, the “Coupon Ex-Date,” with respect to a Coupon Amount, means the first Exchange Business Day on which the notes trade without the right to receive such Coupon Amount.  Under current NYSE Arca practice, the Coupon Ex-Date will generally be the second Exchange Business Day prior to the applicable Coupon Record Date.

Unless otherwise specified in the relevant terms supplement, the “Coupon Valuation Date” means the 15th of February, May, August and November of each calendar year during the term of the notes or if such date is not an Index Business Day, then the first Index Business Day following such date, provided that the final Coupon Valuation Date will be the Calculation Date, subject to adjustment described herein.

Unless otherwise specified in the relevant terms supplement, the “Reference Distribution Amount” means (a) as of the first Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the Initial Issue Date to and including the first Coupon Valuation Date; and (b) as of any other Coupon Valuation Date, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to any Index Component for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date.

Notwithstanding the foregoing, with respect to cash distributions for an Index Component which is scheduled to be paid prior to the applicable Coupon Ex-Date, if, and only if, the issuer of such Index Component fails to pay the distribution to holders of such Index Component by the scheduled payment date for such distribution, such distribution will be assumed to be zero for the purposes of calculating the applicable Reference Distribution Amount.

Unless otherwise specified in the relevant terms supplement, the “Stub Reference Distribution Amount” means, as of the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the "record date" with respect to any Index Component, for those cash distributions whose "ex-dividend date” occurs during the period from and excluding the first Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, to and including the last Index Business Day in the Final Measurement Period or Repurchase Measurement Period, as applicable, provided, that for the purpose of calculating the Stub Reference Distribution Amount, the Reference Holder will be deemed to hold 4/5 ths, 3/5 ths, 2/5 ths and 1/5 th of the shares of each Index Component it would otherwise hold on the second, third, fourth and fifth Index Business Day, respectively, in such Final Measurement Period or Repurchase Measurement Period, as applicable.

The “Reference Holder” is, as of any date of determination, a hypothetical holder of a number of shares of each Index Component equal to (a) the published share weighting of that Index Component as of that date, divided by (b) the product of (i) the Index Divisor as of that date, and (ii) ten.

“Record date” means, with respect to a distribution on an Index Component, the date on which a holder of the Index Component must be registered as a unitholder of such Index Component in order to be entitled to receive such distribution.

“Ex-dividend date” means, with respect to a distribution on an Index Component, the first Business Day on which transactions in such Index Component trade on the Primary Exchange without the right to receive such distribution.

Unless otherwise specified in the relevant terms supplement, the “Accrued Tracking Fee” (a) with respect to the first Coupon Valuation Date is an amount equal to the product of (i) the Quarterly Tracking Fee as of the first Coupon Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Initial Issue Date to and including the first Coupon Valuation Date, and the denominator of which is 90; (b) with respect to any Coupon Valuation Date, other than the first and last Coupon Valuation Dates, is an amount equal to the Quarterly Tracking Fee as of such Coupon Valuation Date plus the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date, if any; and (c) with respect to the last Coupon Valuation Date is an amount equal to (i) the product of (1) the Quarterly Tracking Fee as of such Coupon Valuation Date and (2) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date to and including such Coupon Valuation Date, and the denominator of which is 90, plus (ii) the Tracking Fee Shortfall, if any, as of the immediately preceding Coupon Valuation Date.  If there is a Tracking Fee Shortfall on the last Coupon Valuation Date, it will be taken into account in determining the Cash Settlement Amount, as described below.

The “Quarterly Tracking Fee” means, as of any date of determination, an amount per note equal to the product of (a) 0.2125% (equivalent to 0.85% per annum) and (b) the Current Indicative Value as of the immediately preceding Index Business Day.

The “Current Indicative Value,” as determined by the Note Calculation Agent, means, as of any date of determination, an amount per note equal to the product of (i) the Principal Amount multiplied by (ii) a fraction, the numerator of which is equal to the VWAP Level as of such date and the denominator of which is equal to the Initial VWAP Level.  The Current Indicative Value is not the closing price or any other trading price of the notes in the secondary market.  The trading price of the notes at any time may vary significantly from the Current Indicative Value or any intraday indicative value at such time. See “Intraday Indicative Value of the Index and the Notes” in this product supplement.

Cash Settlement Amount at Maturity

The “Maturity Date” is the third Business Day following the last Index Business Day in the Final Measurement Period, subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”

Unless otherwise specified in the relevant terms supplement, for each note, unless earlier repurchased, you will receive at maturity a cash payment equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Final Measurement Period plus (b) the final Coupon Amount, minus (c) the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period, plus (d) the Stub Reference Distribution Amount as of the last Index Business Day in the Final Measurement Period, if any.  We refer to this cash payment as the “Cash Settlement Amount.”  If the amount calculated above is less than zero, the payment at maturity will be zero.

The “VWAP” with respect to each Index Component, as of any date of determination, is the volume-weighted average price of one share of such Index Component as determined by the VWAP Calculation Agent based on the Primary Exchange for each Index Component. For information about how the VWAP will be calculated to the extent a Disrupted Day exists with respect to an Index Component, please see “General Terms of Notes – Market Disruption Events.”

The “Initial Issue Date,” with respect to a particular sub-series of notes, is the date of the first issuance of notes in that sub-series, as specified in the relevant terms supplement.

You may lose some or all of your investment at maturity.  Because the Accrued Tracking Fee (including any Tracking Fee Shortfall) reduces your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts and any Stub Reference Distribution Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset the negative effect of the Accrued Tracking Fee, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity.

Unless otherwise specified in the relevant terms supplement, the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in the Final Measurement Period and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Calculation Date to and including the last Index Business Day in the Final Measurement Period, and the denominator of which is 90, plus (b) the Tracking Fee Shortfall as of the last Coupon Valuation Date, if any.

Unless otherwise specified in the relevant terms supplement, the “Index Ratio” on any Index Business Day is calculated as follows:

Index Ratio =	Final VWAP Level
Initial VWAP Level

The “Initial VWAP Level” will be specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Final VWAP Level,” as determined by the VWAP Calculation Agent, is the arithmetic mean of the VWAP Levels measured on each Index Business Day during the Final Measurement Period or during any applicable Repurchase Measurement Period, as applicable.

Unless otherwise specified in the relevant terms supplement, the “Final Measurement Period” means the five Index Business Days from and including the Calculation Date, subject to adjustment as described under “General Terms of Notes — Market Disruption Events.”  The Repurchase Measurement Period is defined under “Description of Notes — Early Repurchase at the Option of the Holders.”

Unless otherwise specified in the relevant terms supplement, the “VWAP Level,” as determined by the VWAP Calculation Agent as of any Index Business Day, is equal to (1) the sum of the products of (i) the VWAP of each Index Component as of such date and (ii) the published share weighting of that Index Component as of such date divided by (2) the Index Divisor as of such date, or expressed as a formula, as follows:

where:

n is the number of Index Components;

VWAPi,,t is the VWAP of Index Component i as of Index Business Day t;

wi, t is the published share weighting of Index Component i as of Index Business Day t; and

Index Divisor is the Index Divisor as of Index Business Day t.

The “Index Divisor,” as of any date of determination, is the divisor used by the Index Calculation Agent to calculate the level of the Index, as further described under “The Alerian MLP Index — Calculation of the Index” herein.

The “Index Calculation Agent” means the entity that calculates and publishes the level of the Index, which is currently Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).

The “VWAP Calculation Agent” is The JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC.  See “General Terms of Notes — VWAP Calculation Agent” below.  GIRG is our affiliate and may have interests adverse to yours.    Please see “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to GIRG’s role as VWAP Calculation Agent.”

The “Note Calculation Agent” is the agent appointed by us to make certain calculations for the notes, which initially will be J.P. Morgan Securities LLC (“JPMS”). See “General Terms of Notes — Note Calculation Agent” below.  JPMS is our affiliate and may have interests adverse to yours.  Please see “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.”

The “Calculation Date” will be as specified in the relevant terms supplement, unless such date is not an Index Business Day, in which case the Calculation Date will be the next Index Business Day.  The Calculation Date is subject to adjustment as described under “General Terms of Notes — Market Disruption Events. ”

“Index Business Day” means any day on which the Primary Exchange and each Related Exchange are scheduled to be open for trading.

 “Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

“Primary Exchange” means, with respect to each Index Component or each component underlying a Successor Index, the primary exchange or market of trading such Index Component or such component underlying a Successor Index.

 “Related Exchange” means, with respect to each Index Component or each component underlying a Successor Index, each exchange or quotation system where trading has a material effect (as determined by the Note Calculation Agent) on the overall market for futures or options contracts relating to such Index Component or such component underlying a Successor Index.

“Business Day” means any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

We will irrevocably deposit with DTC no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity or upon early repurchase and on the Coupon Payment Dates, if any, with respect to the notes on the applicable date or dates.  We will give DTC irrevocable instructions and authority to pay the applicable amount to the holders of the notes entitled thereto.

Subject to the foregoing and to applicable law (including, without limitation, U.S. federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes in the open market, by private agreement or in other transactions.

Weekly Early Repurchase at the Option of the Holders

Subject to your compliance with the procedures described below and the potential postponements and adjustments as described under “General Terms of Notes — Market Disruption Events” in this product supplement, you may submit a request to have us repurchase your notes each week no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date, provided that you request that we repurchase a minimum of 50,000 notes.  For any applicable repurchase request, the “Repurchase Valuation Date” will be the last Business Day of each week (generally Friday) which is also the first Index Business Day following the date that the applicable Repurchase Notice and Repurchase Confirmation (each as defined below) are delivered.

The notes will be repurchased and the holders will receive payment for their notes on the third Business Day following the last Index Business Day in the applicable Repurchase Measurement Period (the “Repurchase Date”).  If a Market Disruption Event is continuing or occurs on the applicable scheduled Repurchase Valuation Date with respect to any of the Index Components, such Repurchase Valuation Date may be postponed as described under “General Terms of Notes — Market Disruption Events” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the applicable “Repurchase Measurement Period” means the five Index Business Days from and including the applicable Repurchase Valuation Date, subject to adjustments as described under “General Terms of Notes — Market Disruption Events.”

If you exercise your right to have us repurchase your notes, subject to your compliance with the procedures described under “— Repurchase Requirements,” for each applicable note you will receive a cash payment on the relevant Repurchase Date equal to (a) the product of (i) the Principal Amount and (ii) the Index Ratio as of the last Index Business Day in the Repurchase Measurement Period plus (b) the Coupon Amount with respect to the Coupon Valuation Date immediately preceding the Repurchase Valuation Date if on the last Index Business Day in the Repurchase Measurement Period the Coupon Ex-Date with respect to such Coupon Amount has not yet occurred, plus (c) the Adjusted Coupon Amount, if any, minus (d) the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period, plus (e) the Stub Reference Distribution Amount as of the last Index Business Day in the Repurchase Measurement Period, if any, minus (f) the Repurchase Fee Amount.  We refer to this cash payment as the “Repurchase Amount.”  If the amount calculated above is less than zero, the payment upon early repurchase will be zero.

We will inform you of such Repurchase Amount on the first Business Day following the last Index Business Day in the applicable Repurchase Measurement Period.

You may lose some or all of your investment upon early repurchase.  Because the Accrued Tracking Fee and the Repurchase Fee Amount reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Repurchase Fee Amount and the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or any Adjusted Coupon Amount, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the Final VWAP Level, as compared to the Initial VWAP Level, is insufficient to offset such a negative effect, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment upon early repurchase.

Unless otherwise specified in the relevant terms supplement, the Accrued Tracking Fee as of the last Index Business Day in a Repurchase Measurement Period is an amount equal to (a) the product of (i) the Quarterly Tracking Fee calculated as of the last Index Business Day in such Repurchase Measurement Period, and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the Repurchase Valuation Date to and including the last Index Business Day in such Repurchase Measurement Period, and the denominator of which is 90, plus (b) the Adjusted Tracking Fee Shortfall, if any.

The “Repurchase Fee Amount” per note, as of any date of determination, is an amount equal to the product of (a) the Repurchase Fee of 0.125% and (b) the applicable Cash Settlement Amount.

The “Adjusted Coupon Amount,” with respect to any Repurchase Valuation Date, is an amount in cash equal to the difference between (a) the Adjusted Reference Distribution Amount, calculated as of the applicable Repurchase Valuation Date, and (b) the Adjusted Tracking Fee, calculated as of such Repurchase Valuation Date.  To the extent the Adjusted Reference Distribution Amount is less than the Adjusted Tracking Fee, the Repurchase Amount will not include an Adjusted Coupon Amount, and an amount equal to the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount (the “Adjusted Tracking Fee Shortfall”) will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the applicable Repurchase Measurement Period.

The “Adjusted Reference Distribution Amount,” as of the applicable Repurchase Valuation Date, is an amount equal to the gross cash distributions that a Reference Holder would have been entitled to receive in respect of the Index Components held by such Reference Holder on the “record date” with respect to an Index Component, for those cash distributions whose “ex-dividend date” occurs during the period from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date) to and including the applicable Repurchase Valuation Date.

The “Adjusted Tracking Fee,” as of the applicable Repurchase Valuation Date, is an amount equal to (a) the Tracking Fee Shortfall as of the immediately preceding Coupon Valuation Date plus (b) the product of (i) the Quarterly Tracking Fee as of such Repurchase Valuation Date and (ii) a fraction, the numerator of which is the total number of calendar days from and excluding the immediately preceding Coupon Valuation Date (or if the Repurchase Valuation Date occurs prior to the first Coupon Valuation Date, the period from and excluding the Initial Issue Date)  to and including such Repurchase Valuation Date, and the denominator of which is 90.

Repurchase Requirements

To exercise the right to have us repurchase your notes on a weekly basis, you must instruct your broker or other person through whom you hold your notes to take the following steps:

•
Send a notice of repurchase, substantially in the form attached as Annex A to the relevant terms supplement (a “Repurchase Notice”), to us via email at ETN_Repurchase@jpmorgan.com by no later than 11:00 a.m., New York City time, during the term of the notes, each week on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday);

•
If we receive your Repurchase Notice by the time specified in the preceding bullet point, we will respond by sending you a confirmation of repurchase, substantially in the form attached as Annex B to the relevant terms supplement (a “Repurchase Confirmation”);

•
Deliver the signed Repurchase Confirmation, in the specified form, to us via facsimile to (917) 456-3471, by 4:00 p.m., New York City time, on the Business Day on which you submitted your Repurchase Notice.  We or our affiliate must acknowledge receipt in order for your Repurchase Confirmation to be effective;

•	Instruct your DTC custodian to book a delivery versus payment trade with respect to your notes on the relevant Repurchase Valuation Date at a price equal to the applicable Repurchase Amount; and

•	Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the relevant Repurchase Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the offered notes in respect of such deadlines.  If we do not receive your Repurchase Notice by 11:00 a.m., or your Repurchase Confirmation by 4:00 p.m., on the Business Day immediately preceding the applicable Repurchase Valuation Date, your Repurchase Notice will not be effective and we will not repurchase your notes on the relevant Repurchase Date.

The Note Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Repurchase Notice and the timing of receipt of a Repurchase Notice or as to whether and when the required deliveries have been made.  Once given, a Repurchase Notice may not be revoked.  Questions about the repurchase requirements should be directed to the email address included in the form of Repurchase Notice attached to the relevant terms supplement.

Expiration of Repurchase Rights

If we do not receive your Repurchase Notice by 11:00 a.m., New York City time (as described under the first bullet point in “— Repurchase Requirements” above), or your Repurchase Confirmation by 4:00 p.m., New York City time (as described under the third bullet point in “— Repurchase Requirements” above) on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday), your Repurchase Notice will not be effective and we will not repurchase your notes on the relevant Repurchase Date.  Any Repurchase Notice for which we (or our affiliate) receive a valid Repurchase Confirmation in accordance with the procedures described above will be irrevocable.

Maximum Amount of Notes Authorized for Issuance

On June 14, 2012, we announced that the maximum number of the 2024 notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690.  As of June 14, 2012, we have issued 117,950,000 of the 2024 notes with an aggregate principal amount of $2,245,368,149.50.  We will issue the remaining 11,050,000 notes authorized for issuance on or about June 19, 2012.  We may announce a maximum issuance authorization for other sub-series of notes.

The size limitation for the 2024 notes does not affect the weekly repurchase rights at the option of noteholders described in this product supplement.  Other exchange traded notes, structured notes and debt securities issued by JPMorgan Chase & Co. are not affected by the maximum issuance authorization for the 2024 notes.

As disclosed under the heading “Risk Factors — The value of the notes in the secondary market may be influenced by many unpredictable factors” in this product supplement, the market value of the notes may be influenced by, among other things, supply and demand for the notes, including inventory positions with any market maker.

It is possible that the maximum issuance authorization for any sub-series of notes, including the 2024 notes, may influence the market value of the applicable notes.  Due to market supply and demand, the applicable notes may trade at a premium above their Current Indicative Value or any intraday indicative value.   Any premium may be reduced or eliminated at any time, resulting in financial loss, which may be significant, to sellers who paid this premium.  Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes trading at a premium to their Current Indicative Value or any intraday indicative value.

INTRADAY INDICATIVE VALUE OF THE INDEX AND THE NOTES

The VWAP Level, which is used to calculate the payment on the notes at maturity or upon early repurchase, is calculated by the VWAP Calculation Agent, which is The JPMorgan Global Index Research Group (“GIRG”), a separate division of J.P. Morgan Securities LLC.  The calculation of the VWAP Level is different from the calculation of the closing level of the Index and the intraday indicative value of the notes.  Please see “Risk Factors — Risks Relating to the Notes Generally — The payment on the notes is linked to the VWAP Levels, not to the closing levels of the Index and not to the published intraday indicative value of the notes” for more information.  GIRG is our affiliate and may have interests adverse to yours.    Please see “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to GIRG’s role as VWAP Calculation Agent.”

Intraday Index Values

On each Business Day, the Index Calculation Agent will calculate and publish the intraday indicative value of the Index every 15 seconds during normal trading hours on Bloomberg L.P. (“Bloomberg”) under the ticker symbol “AMZ.”  The actual Index closing level may vary, and on a cumulative basis over the term of the notes may vary significantly, from the intraday indicative value of the Index.  In addition, the intraday indicative value of the Index does not track the VWAP Level used to determine your payment at maturity or upon early repurchase.  Consequently, the return on the notes will not be the same as investing in a security with a payment at maturity or upon early repurchase linked to the performance of the Index.

S&P is not affiliated with JPMorgan Chase & Co. (“JPMorgan”) and does not approve, endorse, review or recommend the Index or the notes.  The information used in the calculation of the intraday indicative value of the Index will be derived from sources S&P deems reliable, but S&P and its affiliates do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the notes or the calculation of the Index.  S&P makes no warranty, express or implied, as to results to be obtained by JPMorgan, JPMorgan’s customers, holders of the notes, or any other person or entity from the use of the intraday indicative value of the Index or any data included therein.  S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value of the Index or any data included therein.  S&P, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of S&P, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the indicative value of the Index or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.  S&P shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the indicative value, from whatever cause.  S&P is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by JPMorgan and the resultant output thereof.

The intraday indicative calculation of the level of the Index will be provided for reference purposes only.  Published calculations of the level of the Index from S&P may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market.  The intraday indicative value of the Index published every 15 seconds will be based on the intraday prices of the Index Components.

Intraday Note Values

An intraday indicative value meant to approximate the intrinsic economic value of the notes will be calculated and published by Bloomberg (based in part on information provided by JPMS) or a successor via the facilities on the Consolidated Tape Association under the symbol “AMJ.IV”.  In connection with your notes, we used the term “indicative value” to refer to the value at a given time equal to (i) Principal Amount multiplied by the Index Ratio calculated using the levels of the Index instead of VWAP Levels as of such time, less (ii) the Accrued Tracking Fee, if any, as of such time assuming such time and date is the Repurchase Valuation Date and the sole Index Business Day in the Repurchase Measurement Period, plus (iii) the Adjusted Coupon Amount, if any, as of such time.

The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads.  The levels of the Index provided by S&P will not necessarily reflect the depth and liquidity of the Index Components.  For this reason and others, the actual trading price of the notes may be different from their indicative value.  It is possible that the maximum issuance authorization may cause a temporary imbalance in the supply and demand in the secondary market for the notes, which may cause the notes to trade at a significant premium in relation to their Current Indicative Value or any intraday indicative value.  Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes with premium characteristics.  For additional information, please see “Risk Factors — The Payment on the notes is linked to the VWAP Levels, not the closing levels of the Index and not to the published intraday indicative value of the notes” and “Risk Factors — The intraday indicative value and the Current Indicative Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this product supplement.

The calculation of the intraday indicative value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.  Any transaction between you and us will be subject to the details of the terms supplements relating to that transaction.

The publication of the intraday indicative value of the notes by Bloomberg may occasionally be subject to delay or postponement.  The actual trading price of the notes may be different from their intraday indicative value.  The intraday indicative value of the notes published at least every 15 seconds during the NYSE Arca’s Core Trading Session, which is currently from 9:30 a.m. to 4 p.m., New York City time, will be based on the intraday indicative values of the Index, and may not be equal to the payment at maturity or the payment upon early repurchase.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

Bloomberg and its affiliates are not affiliated with JPMS or JPMorgan and does not approve, endorse, review or recommend JPMS, JPMorgan or the notes.

The intraday indicative values of the notes calculated by Bloomberg are derived from sources deemed reliable, but Bloomberg, its affiliates and its and their respective suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes.  Bloomberg and its affiliates make no warranty, express or implied, as to results to be obtained by JPMS, JPMS’s customers, JPMorgan, JPMorgan’s customers, the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith.  Bloomberg and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

Bloomberg, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of Bloomberg, its affiliates or its or their respective partners, employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the notes, or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. Bloomberg, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the notes, or any data or values included therein or in connection therewith, from whatever cause. Bloomberg, its affiliates and its and their respective partners, employees, subcontractors, agents, suppliers and vendors are not responsible for the selection of or use of the notes, or any data or values included therein or in connection therewith, the accuracy and adequacy of the notes, or any data or values included therein or in connection therewith or information used by JPMS or JPMorgan and the resultant output thereof.

RISK FACTORS

Your investment in the notes will involve certain risks.  The notes do not guarantee any return of principal at, or prior to, maturity or upon early repurchase.  Investing in the notes is not equivalent to investing directly in the Index or any of the Index Components.  In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities.  You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

Risks Relating to the Notes Generally

The notes do not guarantee the return of your investment.

The notes may not return any of your investment.  The amount payable at maturity or upon early repurchase will reflect the performance of the VWAP Level minus the Accrued Tracking Fee and, in the case of an early repurchase, the Repurchase Fee Amount.  These amounts will be determined pursuant to the terms described in this product supplement 10-II and the relevant terms supplement.  Because the Accrued Tracking Fee and the Repurchase Fee Amount, if applicable, reduce your final payment, the Final VWAP Level, as compared to the Initial VWAP Level, will need to increase in an amount at least equal to the percentage of the principal amount represented by the Accrued Tracking Fee, less any Coupon Amounts, any Stub Reference Distribution Amount and/or Adjusted Coupon Amount, as applicable, and the Repurchase Fee Amount, if applicable, in order for you to receive an aggregate amount over the term of the notes equal to at least the principal amount of your notes.  If the increase in the Final VWAP Level as compared to the Initial VWAP Level is insufficient to offset the negative effect of the Accrued Tracking Fee and the Repurchase Fee Amount, if applicable, or if the Final VWAP Level is less than the Initial VWAP Level, you will lose some or all of your investment at maturity or upon early repurchase.

The notes are subject to the credit risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, upon early repurchase or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

The payment on the notes is linked to the VWAP Levels, not to the closing levels of the Index and not to the published intraday indicative value of the notes.

Your payment at maturity or upon early repurchase is linked to the performance of the VWAP Level, as compared to the Initial VWAP Level.  Although the VWAP Level is intended to track the performance of the Index, the calculation of the VWAP Level is different from the calculation of the official closing level of the Index.  Therefore, the payment at maturity or upon early repurchase of your notes may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index.  Because the VWAP Level will not necessarily correlate with the performance of the Index, the payment at maturity or upon early repurchase will not be the same as investing in a debt security with a payment at maturity or upon early repurchase linked to the performance of the Index.  In particular, the actual Index closing level may vary significantly, on a cumulative basis over the term of the notes, from the VWAP Level.  Information relating to the historical performance of the Index and the VWAP Level of the Index will be set forth in the relevant terms supplement.  However, historical performance is not necessarily indicative of future performance.

In addition, the intraday indicative value of the notes calculated and published by Bloomberg L.P. will be based on the intraday indicative values of the Index instead of the VWAP Levels of the Index.  Because the intraday indicative value of the notes may vary significantly from the VWAP Levels and the Final VWAP Level, the payment at maturity or upon early repurchase of your notes may be significantly different than the payment you would receive if such payment is determined by reference to the intraday indicative value of the notes.

The intraday indicative value and the Current Indicative Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The intraday indicative value and the Current Indicative Value of the notes are not the same as the closing price or any other trading price of the notes in the secondary market.  The Current Indicative Value as of any date reflects the performance of the VWAP Level as of such date, as compared to the Initial VWAP Level of the Index, applied to the Principal Amount.  The intraday indicative value at a given time reflects the product of Principal Amount and the Index Ratio, calculated using the levels of the Index instead of VWAP Levels as of that time, with adjustments to reflect any Accrued Tracking Fee and/or Adjusted Coupon Amount as of that time.

The trading price of the notes at any time, on the other hand, is the price at which you may be able to sell your notes in the secondary market at that time, if one exists.  The trading price of the notes at any time may vary significantly from the intraday indicative value and the Current Indicative Value of the notes at that time.  For example, if you pay a premium for the notes above the intraday indicative value or the Current Indicative Value, you could incur significant losses if you sell your notes at a time when the premium is no longer present in the market.

Any maximum issuance authorization may cause the notes to trade at a premium, which may be reduced or eliminated at any time.

Because our obligations under the notes are hedged through one or more of our affiliates, increases in the aggregate principal amount of notes outstanding create corresponding increases in our exposure to the Index Components underlying the Index.  In order to maintain this exposure, we may impose a limitation on the number of notes of any series to be issued.  For example, we have announced that the maximum number of the 2024 notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690, and that we will issue the remaining 11,050,000 notes authorized for issuance on or about June 19, 2012.

Any maximum issuance authorization may cause an imbalance of supply and demand in the secondary market for the notes, which may cause the notes to trade at a premium, which may be significant, in relation to their Current Indicative Value or any intraday indicative value.

In addition, any decrease in the supply of the notes due to the maximum issuance authorization may cause the notes to appear on NYSE Arca’s “threshold securities list,” indicating repeated delivery failure (which may be a sign of supply shortage) and requiring an actual borrowing of or a bona fide arrangement to borrow the notes in connection with a short sale.  If arbitrageurs are unable to locate notes to sell short, the notes may trade at a premium, which may be significant, in relation to their Current Indicative Value or any intraday indicative value.  Therefore, any purchase of the notes in the secondary market may be at a purchase price significantly different from their Current Indicative Value or any intraday indicative value.

Any note price premium may be reduced or eliminated at any time, resulting in financial loss, which may be significant, to sellers who paid this premium.  Investors in the notes should consult their financial advisors before purchasing or selling the notes, especially notes trading at a premium to their Current Indicative Value or any intraday indicative value.

Even if the Final VWAP Level is greater than the Initial VWAP Level, you may receive less than the principal amount of your notes due to the Accrued Tracking Fee and/or the Repurchase Fee Amount.

If any distributions that a Reference Holder would be entitled to receive from the Index Components are not sufficient to cover the Quarterly Tracking Fee (equivalent to 0.85% per annum multiplied by the applicable Current Indicative Value), the amount of the Accrued Tracking Fee (including the Tracking Fee Shortfall or the Adjusted Tracking Fee Shortfall, as applicable) will reduce the payment, if any, you will receive at maturity or upon early repurchase.  In addition, if you request that we repurchase your notes prior to maturity, you will be charged a Repurchase Fee Amount equal to 0.125% of the applicable Cash Settlement Amount.  If the Final VWAP Level, as compared to the Initial VWAP Level, decreases or even if the Final VWAP Level, as compared to the Initial VWAP Level, increases, but does not increase sufficiently during the relevant period to offset the negative effect of any Accrued Tracking Fee and/or any applicable Repurchase Fee Amount, you will receive less than the principal amount of your investment at maturity or upon early repurchase of your notes.

You are not guaranteed a coupon payment.

You will not receive a coupon payment on a Coupon Payment Date if the Reference Distribution Amount, calculated as of the corresponding Coupon Valuation Date, is less than the Accrued Tracking Fee, calculated as of the corresponding Coupon Valuation Date.  The resulting Tracking Fee Shortfall, which is the difference between the Accrued Tracking Fee and the Reference Distribution Amount, will be included in the Accrued Tracking Fee for the next Coupon Valuation Date.  For the avoidance of doubt, this process will be repeated to the extent necessary until the Reference Distribution Amount for a Coupon Valuation Date is greater than the Accrued Tracking Fee for the corresponding Coupon Valuation Date.  The Tracking Fee Shortfall as of the final Coupon Valuation Date, if any, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Final Measurement Period.

Similarly, you will not receive a coupon payment on a Repurchase Date if the Adjusted Reference Distribution Amount, calculated as of the Repurchase Valuation Date, is less than the Adjusted Tracking Fee, calculated as of the Repurchase Valuation Date.  The resulting Adjusted Tracking Fee Shortfall, which is the difference between the Adjusted Tracking Fee and the Adjusted Reference Distribution Amount, will be included in the calculation of the Accrued Tracking Fee as of the last Index Business Day in the Repurchase Measurement Period.

Our offering of the notes does not constitute an expression of our view about, or a recommendation of, the Index or any of the Index Components.

You should not take our offering of the notes as an expression of our views about how the Index or any of the Index Components will perform in the future or as a recommendation to invest (directly or indirectly, by taking a long or short position) in the Index or any of the Index Components, including through an investment in the notes.  As a global financial institution, we and our affiliates may, and often do, have positions (long, short or both) in the Index or one or more of the Index Components that conflict with an investment in the notes.  See “— We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” below and “Use of Proceeds and Hedging” in this product supplement for some examples of potential conflicting positions we may have.  You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.

In anticipation of the sale of the notes, we expect to hedge our obligations under the notes through certain affiliates or unaffiliated counterparties by taking positions in instruments the value of which is derived from the Index or one or more Index Components.  We may also adjust our hedge by, among other things, purchasing or selling instruments the value of which is derived from the Index or one or more Index Components at any time and from time to time, and close out or unwind our hedge by selling any of the foregoing at any time and from time to time.  We cannot give you any assurances that our hedging will not negatively affect the level of the Index or the performance of the notes.  See “Use of Proceeds and Hedging” below for additional information about our hedging activities.

These hedging activities may present a conflict of interest between your interest as a holder of the notes and the interests our affiliates have in executing, maintaining and adjusting hedge transactions.  These hedging activities could also affect the price at which JPMS is willing to purchase your notes in the secondary market.

Our hedging counterparties expect to make a profit.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.

JPMS and other affiliates of ours also trade the Index Components and other financial instruments related to the Index Components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers.  While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the VWAP Level, which could adversely affect your payment at maturity or upon early repurchase.

It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our business activities.

We or our affiliates may currently or from time to time engage in business with MLPs which are included in the Index, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services.  In the course of this business, we or our affiliates may acquire non-public information about the MLPs, and we will not disclose any such information to you.  In addition, one or more of our affiliates may publish research reports or otherwise express views about the MLPs which are included in the Index.  Any prospective purchaser of notes should undertake an independent investigation of each MLP which is included in the Index as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of other securities or financial instruments with returns linked or related to changes in the VWAP Level, the level of the Index or the Index Components.  To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to JPMS’s role as Note Calculation Agent.

JPMS, one of our affiliates, will act as the Note Calculation Agent.  The Note Calculation Agent will determine, among other things, the Initial VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, and the Repurchase Amount, if any, that we will pay you upon early repurchase, if applicable.  The Note Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index.  In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Note Calculation Agent, is entitled to exercise discretion.

We or our affiliates may have economic interests that are adverse to those of the holders of the notes due to GIRG’s role as VWAP Calculation Agent.

GIRG, one of our affiliates, will act as the VWAP Calculation Agent.  The VWAP Calculation Agent will determine the VWAP of any Index Component, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP and such VWAP Level, Initial VWAP Level or Final VWAP Level is to be determined during the term of the notes.  In performing these duties, GIRG may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where GIRG, as the VWAP Calculation Agent, is entitled to exercise discretion.

JPMS and its affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the notes, and may do so in the future.  Any such research, opinions or recommendations could affect the value of the Index and of each of the Index Components, and therefore the market value of the notes.

JPMS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  JPMS and its affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes.  Any research, opinions or recommendations expressed by JPMS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the merits of investing in the notes, the Index and the Index Components to which the notes are linked.

The Final VWAP Level may be less than the VWAP Level on the Maturity Date, a Repurchase Date, or at other times during the term of the notes.

The VWAP Level on the Maturity Date, a Repurchase Date, or at other times during the term of the notes, including dates near the Final Measurement Period or the Repurchase Measurement Period, as applicable, could be higher than the Final VWAP Level, because the Final VWAP Level is calculated based on the VWAP Levels measured on each Index Business Day in the Final Measurement Period or the Repurchase Measurement Period, as applicable.  This difference could be particularly large if there is a significant increase in the VWAP Level after the Final Measurement Period or the Repurchase Measurement Period, as applicable, if there is a significant decrease in the VWAP Level around the Final Measurement Period or the Repurchase Measurement Period, as applicable, or if there is significant volatility in the VWAP Levels during the term of the notes.

There are restrictions on the minimum number of notes you may request that we repurchase and the dates on which you may exercise your right to have us repurchase your notes.

If you elect to exercise your right to have us repurchase your notes, you must request that we repurchase at least 50,000 notes on any Repurchase Date.  If you own fewer than 50,000 notes, you will not be able to have us repurchase your notes.  Your request that we repurchase your notes is only valid if we receive your Repurchase Notice by no later than 11:00 a.m., New York City time, on the Business Day immediately preceding the applicable Repurchase Valuation Date during the term of the notes and a completed and signed Repurchase Confirmation by 4:00 p.m., New York City time, that same day.  If we do not receive such notice and confirmation, your repurchase request will not be effective and we will not repurchase your notes on the corresponding Repurchase Date.

The weekly repurchase feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value.  There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Because of the timing requirements of the Repurchase Notice and the Repurchase Confirmation, settlement of the repurchase will be prolonged when compared to a sale and settlement in the secondary market.  As your request that we repurchase your notes is irrevocable, this will subject you to market risk in the event the market fluctuates after we receive your request.  Furthermore, our obligation to repurchase the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

You will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes.

You will not know the Repurchase Amount you will receive at the time you elect to request that we repurchase your notes.  Your notice to us to repurchase your notes is irrevocable and must be received by us no later than 11:00 a.m., New York City time ,on the Business Day immediately preceding the applicable Repurchase Valuation Date (generally Thursday) and a completed and signed confirmation of such repurchase must be received by us no later than 4:00 p.m., New York City time, on the same Business Day.  The Repurchase Valuation Date is the last Business Day of each week which is also the first Index Business Day following the date on which such notice and confirmation are delivered.  You will not know the Repurchase Amount until after the expiration of the Repurchase Measurement Period, which is the five Index Business Days from and including the Repurchase Valuation Date, and we will pay you the Repurchase Amount, if any, on the Repurchase Date, which is the third Business Day following the last Index Business Day in the Repurchase Measurement Period.  As a result, you will be exposed to market risk in the event the market fluctuates after we confirm the validity of your notice of election to exercise your rights to have us repurchase your notes, and prior to the relevant Repurchase Date.

There is no assurance that your notes will be listed or continue to be listed on a securities exchange, and they may not have an active trading market.

The 2024 notes have been listed on the NYSE Arca under the ticker symbol “AMJ.”  No assurance can be given as to the continued listing of the 2024 notes for their term or of the liquidity or trading market for those notes.  If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.  No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.  There can be no assurance that a secondary market for the notes will be maintained.  We are not required to maintain any listing of the notes any securities exchange.

The liquidity of the market for the notes may vary materially over time.

The maximum number of the 2024 notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690, and the remaining 11,050,000 notes authorized for issuance will be issued on or about June 19, 2012.  Certain affiliates of JPMS may engage in limited purchase and resale transactions in the notes although they are not required to do so.  Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchases of the notes or due to our or our affiliates’ purchases of notes in the secondary market.  Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes.  There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their intraday indicative value or Current Indicative Value, including being unable to sell them at all or only for a price of zero in the secondary market.  You may elect to exercise your right to have us repurchase your notes, but such repurchase is subject to the restrictive conditions and procedures described in this product supplement, including the condition that you must request that we repurchase a minimum of 50,000 notes on any Repurchase Date and that you may only exercise your right to require us to repurchase the notes once per week.

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination.  You may also sustain a significant loss if you sell your notes in the secondary market.  Several factors, many of which are beyond our control, may influence the market value of the notes.  We expect that, generally, the VWAP Level and the level of the Index on any day may affect the value of the notes more than any other single factor.  The value of the notes may be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Index and the prices of the Index Components;

•	the time to maturity of the notes;

•	the market price and expected distributions on the equity securities underlying the Index;

•	interest and yield rates in the market generally;

•
supply and demand for the notes, including inventory positions with any market maker (supply and demand for the notes will be affected by the total issuance of notes, and we do not intend to issue the 2024 notes in excess of the maximum issuance authorized as described under “Description of Notes — Maximum Amount of Notes Authorized for Issuance” in this product supplement to increase supply);

•	the amount of Accrued Tracking Fee on the relevant date of determination;

•	the Index Components of the Index and changes to those Index Components over time;

•
economic, financial, political, regulatory and judicial events that affect the equity securities included in the Index or stock markets generally and which may affect the VWAP Level on any date of determination; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors will influence the price you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Past historical performance of the Index or the VWAP Level may not be indicative of future performance of the VWAP Level.  The VWAP Level may decrease such that you may not receive any return of your investment at maturity or upon early repurchase.  The notes are not principally protected, and you may lose some or all of your investment at maturity or upon early repurchase.

You have no partnership interests in any of the MLPs underlying the Index or rights to receive any securities.

Investing in the notes is not equivalent to investing in the Index or any of the Index Components and it will not make you a holder of any partnership interest in any of the Index Components.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive distributions or any other rights with respect to the Index Components.  The Cash Settlement Amount or Repurchase Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index Components.

Market disruptions may adversely affect your return.

The Note Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents the VWAP Calculation Agent from properly determining the VWAP Levels during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, and prevents the Note Calculation Agent from calculating the amount that we are required to pay you, if any.  These events may include disruptions or suspensions of trading in the markets as a whole.  If the Note Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the determination of the VWAP Level will be postponed and your return will be adversely affected.  See “General Terms of Notes — Market Disruption Events.”  Moreover, if the final Averaging Date is postponed to the last possible day and the VWAP and share weighting are not available on that day because of a Disrupted Day or if such day is not an Index Business Day, the Note Calculation Agent or one of its affiliates will determine the VWAP and share weighting on such last possible day.  See “Description of Notes — Market Disruption Events” for more information.

The tax consequences of an investment in the notes are unclear.

There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”) regarding the notes.  Unless otherwise indicated in the relevant terms supplement, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  We may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes.  In this event, and subject to the discussion of the “constructive ownership” rules in the following sentence, we expect counsel to be able to opine that if the notes are properly treated as open transactions that are not debt instruments, they should generate long-term capital gain or loss if held for more than one year.   Unless otherwise indicated in the relevant terms supplement, due to the lack of governing authority and the fact-sensitive nature of the analysis regarding the application of the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), we do not expect that counsel would be able to opine as to whether or how these rules would apply to your notes.  If the constructive ownership rules were determined to apply to the notes, any long-term capital gain that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the note’s term.

Although the U.S. federal income tax treatment of Coupon Amounts is uncertain, we expect (in the absence of an administrative determination or judicial ruling to the contrary) to treat Coupon Amounts as ordinary income at the time accrued or received in accordance with your method of accounting for U.S. federal income tax purposes.

In 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders should evaluate an investment in the notes in light of their particular circumstances.

We expect that Coupon Amounts paid to Non-U.S. Holders (as defined in “Certain U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders”) will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI).  Any “effectively connected income” from your notes, including also any gain from the sale or settlement of your notes that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. holder.  In particular, if you own or are treated as owning more than 5% of the notes, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your notes would be deemed to be “effectively connected income,” with the consequences described above.   If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

The historical performance of the Index is not an indication of the future performance of the Index.

 The historical performance of the Index should not be taken as an indication of the future performance of the Index.  While the trading prices of the Index Components will determine the level of the Index and the VWAP Level, it is impossible to predict whether the level of the Index will fall or rise.  Trading prices of the Index Components will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index Components are traded, and by various circumstances that can influence the levels of the underlying securities in a specific market segment or the level of a particular underlying security.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures.  Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any of those notes in the secondary market may be limited.

Risks Relating to the Index

GKD Index Partners, LLC (the “Index Sponsor”) and the Index Calculation Agent may adjust the Index in a way that may indirectly affect the VWAP Level, and neither the Index Sponsor nor Index Calculation Agent has any obligation to consider your interests.

The  Index Calculation Agent is responsible for calculating and maintaining the Index in consultation with the Index Sponsor.  The Index Sponsor and the Index Calculation Agent can add, delete or substitute the equity securities underlying the Index Components or make other methodological changes that could change the VWAP Level.  You should realize that the changing of equity securities included in the Index may affect the Index, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces.  Additionally, the Index Calculation Agent may alter, discontinue or suspend calculation or dissemination of the Index.  Any of these actions could adversely affect the value of the notes.  Neither the Index Sponsor nor the Index Calculation Agent has any obligation to consider your interests in calculating or revising the Index.  See “The Alerian MLP Index.”

The Index Calculation Agent may, in its sole discretion, discontinue the public disclosure of the intraday indicative value of the Index and the end-of-day closing value of the Index.

The Index Calculation Agent is not under any obligation to continue to calculate the intraday indicative value of the Index and end-of-day official closing value of the Index or required to calculate similar values for any successor index.  If the Index Calculation Agent discontinues such public disclosure, we may not be able to provide the intraday indicative values related to the Index required to maintain the listing of the notes on the relevant securities exchange.  If the notes become delisted, the liquidity of the market for the notes may be materially and adversely affected and you may sustain significant losses if you sell your notes in the secondary market.

We are not currently affiliated with any MLPs included in the Index.

We are not currently affiliated with any of the Master Limited Partnerships included in the Index.  As a result, we have no ability, nor expect to have the ability in the future, to control the actions of such MLPs, including actions that could affect the value of the Index Components or the value of your notes.  None of the money you pay us will go to the Index Sponsor, the Index Calculation Agent or any of the MLPs represented in the Index and none of the Index Sponsor, the Index Calculation Agent or any of those MLPs will be involved in the offering of the notes in any way.  Neither those MLPs nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

In the event we become affiliated with any of the MLPs represented in the Index, we will have no obligation to consider your interests as a holder of the notes in taking any action with respect to such MLP that might affect the value of your notes.

We are not responsible for any disclosure by any of the MLPs included in the Index, the Index Sponsor or the Index Calculation Agent.

To our knowledge, we are not currently affiliated with any MLPs included in the Index, the Index Sponsor or the Index Calculation Agent.  However, we or our affiliates may currently or from time to time in the future engage in business with those MLPs, the Index Sponsor or the Index Calculation Agent.  Nevertheless, neither we nor any of our affiliates independently verified the accuracy or the completeness of any information about the Index or any of the Index Components disclosed by the Index Sponsor, the Index Calculation Agent or the MLPs included in the Index.  You, as an investor in the notes, should make your own investigation into the Index and the Index Components.  Please see “The Alerian MLP Index” for additional information about the Index.

Neither the Index Calculation Agent nor any of the issuers of the equity securities that form part of the Index are involved in this offering of the notes in any way and none of them have any obligation of any sort with respect to your notes.  Neither the Index Calculation Agent nor any of the issuers of the equity securities that form part of the Index have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

The Index has a limited history and may perform in unexpected ways.

The Index began publishing on June 1, 2006 and, therefore, has a limited history.  The Index Calculation Agent has calculated the returns that hypothetically might have been generated had the Index been created in the past, but those calculations are subject to many limitations.  Unlike historical performance, such calculations do not reflect actual trading, liquidity constraints, fees and other costs.  In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates.  Different models or models using different data, assumptions or estimates might result in materially different hypothetical performance.

The Index Components are concentrated in the energy industry.

As of the date of this product supplement, most of the Index Components represent MLPs that have been issued by companies whose primary lines of business are directly associated with the energy industry, including the oil and gas sector.  In addition, many of the MLPs included in the Index are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses.  In addition the MLPs in the energy industry are significantly affected by a number of factors including:

•	worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids, hydrocarbon products and refined products;

•	changes in tax or other laws affecting master limited partnerships generally;

•	regulatory changes affecting pipeline fees and other regulatory fees in the energy sector;

•	changes in the relative prices of competing energy products;

•	the impact of environmental laws and regulations and technological changes affecting the cost of producing and processing, and the demand for, energy products;

•	decreased supply of hydrocarbon products available to be processed due to fewer discoveries of new hydrocarbon reserves, short- or long-term supply disruptions or otherwise;

•	risks of regulatory actions and/or litigation, including as a result of leaks, explosions or other accidents relating to energy products;

•	uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere; and

•	general economic and geopolitical conditions in the United States and worldwide

These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Index Components to decline during the term of the notes.

Energy MLP market risks may affect the trading value of the notes and the amount you will receive at maturity.

We expect that the Index and the VWAP Level will fluctuate in accordance with changes in the financial condition of the Index Components and certain other factors.  The financial condition of the Index Components may become impaired or the general condition of the energy MLP market may deteriorate, either of which may cause a decrease in the level of the Index or the VWAP Level and thus in the value of the notes.  The notes are susceptible to general market fluctuations and to volatile increases and decreases in value, as market confidence in and perceptions regarding the Index Components change.  Investor perceptions of the Index Components are based on various and unpredictable factors, including expectations regarding government, economic, monetary, tax and fiscal policies, inflation and interest rates, economic expansion or contraction, and global or regional political, economic, and banking crises.  The level of the Index and the VWAP Level are expected to fluctuate until the Maturity Date.

USE OF PROCEEDS AND HEDGING

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.  JPMS, as an agent and a FINRA member, and certain other affiliated dealers, which will also be FINRA members, will receive a portion of the Accrued Tracking Fee and Adjusted Tracking Fee, if any, applicable to the notes.

We expect to enter into transactions to hedge our obligations under the notes.  Such transactions may involve purchases or sales of the Index Components or financial instruments linked to the Index and/or the Index Components prior to or on the Initial Issue Date.  In addition, from time to time after we issue the notes, we may enter into additional hedging transactions or unwind those hedging transactions previously entered into.  In this regard, we may:

•	acquire or dispose of or otherwise repurchase long or short positions in some or all of the Index Components;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to some or all of the Index Components or the Index;

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other instruments linked to the level of other similar market indices; or

•	engage in any combination of the above activities.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our sole discretion, hold or resell those securities.

We may close out our hedge positions on or before the last Index Business Day in the Final Measurement Period.  That step may involve sales or purchases of the Index Components, listed or over-the-counter options or futures on Index Components or listed or over-the-counter options, futures, or other instruments linked to the level of the Index, as well as other indices designed to track the performance of the Index.

While we cannot predict an outcome, any of these hedging activities or other trading activities of ours could potentially decrease the VWAP Level, which could adversely affect your payment at maturity or upon early repurchase.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.  See “Risk Factors — Risks Relating to the Notes Generally — We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities” above.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  We may hedge our exposure on the notes directly or we may aggregate this exposure with other positions taken by us and our affiliates with respect to our exposure to the Index or one or more Index Components.  No note holder will have any rights or interest in our hedging activity or any positions that we or any unaffiliated counterparties may take in connection with our hedging activity.

THE ALERIAN MLP INDEX

General

We have derived all information contained in this product supplement regarding the Alerian MLP Index (the “Index”), including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources, without independent verification.  Such information reflects the policies of and is subject to change by GKD Index Partners LLC (“GKD” or the “Index Sponsor”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  The Index is calculated, maintained and published by S&P in consultation with the Index Sponsor.  Neither the Index Sponsor nor S&P has any obligation to continue to publish, and may discontinue the publication of, the Index.

The Index is a price-only index calculated on a real-time basis beginning when the first traded price of any of the index constituents is received by S&P.  Prices are delivered to the New York Stock Exchange (“NYSE”) every 15 seconds and subsequently published to data vendors under the ticker symbol “AMZ.”

The Index measures the composite performance of 50 energy-oriented Master Limited Partnerships, or MLPs, and is intended to serve as a benchmark for this asset class using a float-adjusted, capitalization-weighted methodology.  MLPs are limited partnerships primarily engaged in the exploration, marketing, mining, processing, production, refining, storage or transportation of any mineral or natural resource.  The Index began publishing on June 1, 2006.  In addition, S&P has calculated over 11 years of hypothetical historical index data based upon the application of the Index methodology described herein.  Relevant data points, such as dividend yield, are also published daily.  MLPs are added or removed by the Index Sponsor based on the methodology described below.

Constituent Criteria

A company or partnership must meet the following criteria in order to be eligible for addition to the Index:

•	trade on the NYSE or The NASDAQ Stock Market;

•	be a publicly traded partnership or limited liability company (“LLC”);

•	be engaged in the transportation, storage, processing or production of energy commodities;

•
represent the primary limited partner and/or interests of a partnership or LLC that is an operating company; This definition is meant to exclude, among others, the following types of securities: general partnerships, i-units, subordinated units, closed-end funds, exchange-traded products, income trusts, investment vehicles and royalty trusts.  Any general partner (“GP”) or i-unit currently in the Index is grandfathered, and will remain in the Index until it is removed according to the normal rebalancing process;

•	have paid at least its minimum quarterly distribution (“MQD”) for the trailing four quarters;

•	have maintained or grown its distribution quarter-over-quarter for at least one of the trailing two quarters;

•	have a distribution policy intended to consistently maintain or increase distributions over time;

•	have a median daily unit trading volume for each of the trailing six full months of at least 25,000 units;

•	have a market capitalization of at least $500 million; and

•	have an adjusted market capitalization (“AMC”) of at least $250 million.

A constituent is removed on the immediately upcoming quarterly rebalancing date if it fails to meet all of these criteria.

In addition, preference is given to partnerships meeting the following criteria:

•	close above $10 on each trading day during the last full month;

•	have a median daily unit trading volume for each of the trailing six full months of at least 50,000 units;

•	have an AMC of at least $500 million; and

•	have an IWF (as defined herein) of at least 20%.

If there are not 50 MLPs meeting both the mandatory and preferential criteria, all remaining partnerships that meet the mandatory criteria are screened on market capitalization, AMC and median liquidity rank (“MLR”).  MLR is a means of ranking a partnership’s relative liquidity profile.  Partnerships meeting the mandatory criteria but failing at least one of the preferential criteria are ranked in each of the trailing six full months according to their median daily dollar trading volume.  The median of those rankings is taken for each partnership, and the partnerships are ranked again according to this score.

MLPs with ranks equal to or better than the spots remaining in the Index in all three categories are added.  MLPs with ranks below the spots remaining in the index in all three categories are eliminated from the final selection round, in which preference is given according to the following criteria, in order:

•
incumbents: Turnover in Index membership will be avoided when possible.  As such, a potential entrant into the Index must exceed an existing constituent by at least 10% in market capitalization, AMC and the last full month’s median daily dollar trading volume to unseat an incumbent in the final selection round;

•	fewest number of distribution cuts;

•	pipeline, storage tank and processing plant operators;

•	fewest number of failed preferential criteria; and

•	Index weight at 16:00 EST on the Friday immediately preceding a rebalancing date.

These criteria are reviewed regularly to ensure consistency with industry trends.

Units Outstanding

All of a constituent’s units outstanding are included except GP units, management incentive units and tradable, non-common units. The following is a non-exhaustive list of units included in the calculation of units outstanding:

•	common units;

•	subordinated units; and

•	special class units.

The number of units outstanding generally reflects that which is represented by the latest annual or quarterly report, unless otherwise indicated by a press release or Securities and Exchange Commission (“SEC”) document filed pursuant to a transaction. The following is a non-exhaustive list of qualifying transactions and the point at which they are reflected in a constituent’s units outstanding.

Qualifying Transaction	Reflected in Units Outstanding
Public secondary equity offerings	Time of pricing
Over-allotment option exercises	Earlier of time of press release or current report
Private investments in public equity (“PIPEs”)	Time of closing
Unit repurchases	Earlier of time of press release or current report
Equity distribution agreements	As reported in periodic reports, prospectuses or proxies

Investable Weight Factors

A constituent’s investable weight factor (“IWF”) has three components:

•	numerator;

•	units outstanding; and

•	GP adjustment.

The numerator is equal to the number of tradable units and is calculated as follows:

Units outstanding – Non-common units – Locked up common units – Insider-owned common units

The GP adjustment is calculated as follows:

100% – GP percentage

For constituents with a non-economic GP or no GP at all, the GP percentage is 0%.  The IWF is then calculated as follows.

Numerator × GP adjustment / Units outstanding

The IWF for each constituent is applied to the total outstanding units of such constituent to determine the free-float units to be included in the calculation of the Index.

Calculation of the Index

The Alerian MLP Index is calculated according to the following equations:

•	Initial Divisor = Index Market Capitalization on 29 December 1995 / 100

•	Index Value = Index Market Capitalization / Divisor

•	Post-Rebalance Divisor = Post-Rebalance Index Market Capitalization / Pre-Rebalance Index Value

Index Market Capitalization is equal to the sum of the free-float market capitalization of the Index Components.  The free-float market capitalization of each constituent is equal to the price of one unit of the constituent multiplied by the free-float adjusted units (“Share Weight”) of the constituents.  The Share Weight of a constituent is equal to the total outstanding units of the constituents multiplied by the IWF of the constituents.

See “— Treatment of Distributions” below for information about how the calculation of the Index differs from the calculation of the Alerian MLP Index.

Index Rebalancings

Index rebalancings fall into two groups: quarterly rebalancings and special rebalancings. Quarterly rebalancings occur on the third Friday of each March, June, September and December, and are effective at the open of the next trading day. In the event that the major US exchanges are closed on the third Friday of March, June, September or December, the rebalancing will take place after market close on the immediately preceding trading day. The prices, units outstanding, and IWFs of all eligible companies and partnerships as of 4:00 p.m. EST on the Friday immediately preceding a quarterly rebalancing date are used to determine if constituent changes will take place. After market close on the quarterly rebalancing date, each constituent in the Index is assigned a weight according to its proportion of the total float-AMC of the Index, as calculated from its Index shares on the Friday immediately preceding the quarterly rebalancing date.

Special rebalancings are triggered by corporate actions and take place after market close on the last trading day for an existing constituent. Corporate actions include, but are not limited to the following:

•	Mergers of two constituents;

•	Delistings; and

•	Bankruptcies.

Constituents that are halted from trading may remain in the index at GKD’s discretion until trading resumes.  On special rebalancing dates, only new and triggering constituents will be updated to reflect the latest information available.  A triggering constituent is defined as a surviving constituent of the corporate action that triggered the special rebalancing, e.g. the acquirer in a merger of two constituents. No other constituent units outstanding or IWFs will be affected.

Treatment of Distributions

The Index does not account for cash distribution.  Stock dividends are treated as corporate actions and result in offsetting adjustments to price and units outstanding.

Base Date

The base date for the Index is December 29, 1995, with a base value of 100.

Announcements

Constituent changes on quarterly rebalancing dates will be announced at 8:35 a.m. EST on the Tuesday immediately preceding the rebalancing. Constituent changes on special rebalancing dates will be announced as soon as is practical. Any material changes to constituent criteria will be announced.  Announcements can be found on GKD’s website at www.alerian.com.  Information contained in the GKD website is not incorporated by reference in, and should not be considered a part of, this product supplement or any terms supplement.

Holiday Schedule

The Index is calculated when US equity markets are open.

Index Governance

An independent advisory board of auditors, MLP executives, institutional fund managers, legal partners, and other senior financial professionals reviews all methodology modifications and constituent changes to ensure that they are made objectively and without bias. The board is comprised of a minimum of five members and a maximum of 13 members, all of whom must be independent. The President and CEO of GKD presents to the board on a quarterly basis at a minimum, on the Monday prior to the third Friday of each March, June, September and December. Any material modification to Index methodology or interim constituent change, such as that caused by merger and acquisition activity, will result in special meetings of the board. A board book is distributed in advance of each meeting so that committee members have the ability to review proposed Index changes, if any, and the supporting market statistics, analytics and Index rules and regulations prior to the meeting. GKD believes that information regarding methodology modifications and constituent changes is material and can have an impact on the market. Consequently, all board discussions are confidential.

Data Integrity

GKD uses various quality assurance tools to monitor and maintain the accuracy of its data. While every reasonable effort is made to ensure data integrity, there is no guarantee against error. Adjustments to incorrect data will be handled on a case-by-case basis depending on the significance of the error and the feasibility of a correction.  Incorrect intraday ticks of the Index resulting from data errors will not be corrected.

Alerian MLP Index Constituents (as of the March 16, 2012 quarterly rebalancing)

Company Name	Ticker	Price	Market Cap	Float Adjust	Weight
Enterprise Products Partners LP	EPD	$50.57	$44,745,127,370	$27,762,536,363	15.42%
Kinder Morgan Energy Partners LP	KMP	$82.51	$19,649,849,901	$17,469,460,609	9.70%
Plains All American Pipeline LP	PAA	$79.49	$12,823,227,358	$11,808,014,551	6.56%
Energy Transfer Partners LP	ETP	$46.63	$10,553,133,126	$8,060,952,761	4.48%
Magellan Midstream Partners LP	MMP	$70.58	$7,982,628,773	$7,963,815,674	4.42%
Linn Energy LLC	LINE	$38.49	$7,673,622,974	$7,546,025,391	4.19%
ONEOK Partners LP	OKS	$56.94	$12,516,300,606	$7,081,735,426	3.93%
Kinder Morgan Management LLC	KMR	$75.92	$7,589,990,549	$6,817,432,669	3.79%
Energy Transfer Equity LP	ETE	$43.96	$10,158,582,151	$6,424,203,770	3.57%
Enbridge Energy Partners LP	EEP	$31.43	$7,727,677,254	$5,895,766,324	3.27%
MarkWest Energy Partners LP	MWE	$60.11	$6,964,525,170	$5,685,668,991	3.16%
Williams Partners LP	WPZ	$60.53	$18,525,723,426	$5,269,799,433	2.93%
Buckeye Partners LP	BPL	$61.75	$6,025,828,302	$5,143,598,642	2.86%
El Paso Pipeline Partners LP	EPB	$34.92	$7,183,000,350	$4,005,343,025	2.22%
NuStar Energy LP	NS	$58.34	$4,127,909,591	$3,350,687,185	1.86%
Regency Energy Partners LP	RGP	$25.52	$4,136,026,323	$3,285,338,409	1.82%
Targa Resources Partners LP	NGLS	$42.01	$3,746,073,248	$3,122,403,975	1.73%
EV Energy Partners LP	EVEP	$72.48	$3,067,404,843	$2,603,699,505	1.45%
Sunoco Logistics Partners LP	SXL	$36.80	$3,810,296,509	$2,519,218,984	1.40%
Copano Energy LLC	CPNO	$35.20	$2,951,727,363	$2,467,692,198	1.37%
Boardwalk Pipeline Partners LP	BWP	$27.56	$5,726,653,347	$2,215,845,844	1.23%
Western Gas Partners LP	WES	$44.51	$4,040,341,037	$2,157,440,150	1.20%
Penn Virginia Resource Partners LP	PVR	$24.89	$1,967,123,131	$1,947,572,260	1.08%
Genesis Energy LP	GEL	$33.48	$2,642,042,930	$1,860,927,645	1.03%
DCP Midstream Partners LP	DPM	$46.73	$2,353,179,059	$1,747,590,585	0.97%
Inergy LP	NRGY	$15.97	$2,100,200,902	$1,708,733,307	0.95%
TC Pipelines LP	TCP	$44.72	$2,391,302,096	$1,593,802,177	0.89%
Vanguard Natural Resources LLC	VNR	$28.94	$1,547,413,205	$1,496,969,309	0.83%
Teekay LNG Partners LP	TGP	$38.65	$2,506,757,835	$1,493,737,826	0.83%
Suburban Propane Partners LP	SPH	$41.77	$1,482,728,904	$1,472,521,068	0.82%
Natural Resource Partners LP	NRP	$24.60	$2,608,284,766	$1,445,366,524	0.80%
Teekay Offshore Partners LP	TOO	$29.90	$2,111,733,965	$1,403,742,784	0.78%
Alliance Resource Partners LP	ARLP	$66.69	$2,459,190,349	$1,364,618,117	0.76%
BreitBurn Energy Partners LP	BBEP	$19.61	$1,355,914,742	$1,323,453,623	0.73%
Chesapeake Midstream Partners LP	CHKM	$29.86	$4,418,556,552	$1,319,186,498	0.73%
AmeriGas Partners LP	APU	$40.00	$3,430,433,240	$1,240,252,952	0.69%
NuStar GP Holdings LLC	NSH	$34.37	$1,463,697,421	$1,193,026,522	0.66%
Spectra Energy Partners LP	SEP	$31.02	$2,988,739,621	$1,073,159,737	0.60%
Legacy Reserves LP	LGCY	$29.01	$1,390,164,393	$1,066,255,275	0.59%
Calumet Specialty Products Partners LP	CLMT	$24.73	$1,274,331,410	$817,062,800	0.45%
Ferrellgas Partners LP	FGP	$15.25	$1,204,109,027	$788,363,546	0.44%
Alliance Holdings GP LP	AHGP	$49.55	$2,966,211,650	$777,547,866	0.43%
Exterran Partners LP	EXLP	$23.99	$1,047,877,131	$686,765,974	0.38%
Navios Maritime Partners LP	NMM	$16.52	$917,011,373	$659,166,006	0.37%
Martin Midstream Partners LP	MMLP	$35.76	$826,655,910	$574,968,083	0.32%
Crosstex Energy LP	XTEX	$17.10	$1,121,233,594	$565,939,764	0.31%
PAA Natural Gas Storage LP	PNG	$18.94	$1,602,857,653	$499,837,023	0.28%
Crestwood Midstream Partners LP	CMLP	$28.45	$1,227,186,852	$470,813,108	0.26%
Pioneer Southwest Energy Partners LP	PSE	$26.08	$931,413,296	$439,509,074	0.24%
QR Energy LP	QRE	$22.36	$1,171,169,330	$385,840,496	0.21%

License Agreement

We have entered into a license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use the Index, which is owned by the Index Sponsor, in connection with certain securities, including the notes.

The license agreement between the Index Sponsor and us provides that the following language must be set forth in this product supplement:

“Alerian MLP Select Index, Alerian MLP Select Total Return Index, Alerian MLP Index and Alerian MLP Total Return Index are trademarks of GKD Index Partners, LLC and their use is granted under a license from GKD Index Partners, LLC.”

All disclosures contained in this product supplement regarding the Index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Index Sponsor in consultation with Alerian.  None of us, our affiliates or the trustee has independently verified any of this information.

GENERAL TERMS OF NOTES

Note Calculation Agent

J.P. Morgan Securities LLC, or JPMS, will act as the Note Calculation Agent.  The Note Calculation Agent will determine, among other things, the Initial VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Coupon Ex-Dates, the Coupon Record Dates, and the Repurchase Amount, if any, that we will pay you upon early repurchase, if applicable.  The Note Calculation Agent will also be responsible for determining whether a Market Disruption Event has occurred, whether the Index has been discontinued and whether there has been a material change in the Index.  All determinations made by the Note Calculation Agent will be at the sole discretion of the Note Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  We may appoint a different Note Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The Note Calculation Agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount payable at maturity, upon early repurchase, or on a Coupon Payment Date on or prior to 11:00 a.m., New York City time, on the Business Day immediately preceding the Maturity Date, any Repurchase Date, or any Coupon Payment Date, as applicable.

All calculations with respect to the Initial VWAP Level and the Index Ratio will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded up to 0.87655); all dollar amounts related to determination of the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, if any, per note, the Repurchase Amount, if any, per note, and the Cash Settlement Amount, if any, per note, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts payable on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

VWAP Calculation Agent

The JPMorgan Global Index Research Group, one of our affiliates, will on each day that is not a Disrupted Day (as defined below) act as the VWAP Calculation Agent.  The VWAP Calculation Agent will determine the VWAP of any Index Component, the VWAP Level and the Final VWAP Level on any Index Business Day on which such VWAP, VWAP Level and Final VWAP Level are to be determined during the term of the notes.  All determinations made by the VWAP Calculation Agent will be at the sole discretion of the VWAP Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.  We may appoint a different VWAP Calculation Agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

All calculations with respect to the VWAP of any Index Component, any VWAP Level and the Final VWAP Level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655).

Market Disruption Events

 To the extent a Disrupted Day (as defined below) exists with respect to an Index Component on an Averaging Date (as defined below), the VWAP and published share weighting with respect to such Index Component (and only with respect to such Index Component) for such Averaging Date will be determined by the Note Calculation Agent or one of its affiliates on the first succeeding Index Business Day that is not a Disrupted Day (the “Deferred Averaging Date”) with respect to such Index Component irrespective of whether pursuant to such determination, the Deferred Averaging Date would fall on a date originally scheduled to be an Averaging Date.  For the avoidance of doubt, if the postponement described in the preceding sentence results in the VWAP of a particular Index Component being calculated on a day originally scheduled to be an Averaging Date, for purposes of determining the VWAP Levels on the Index Business Days during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, the Note Calculation Agent or one of its affiliates, as the case may be, will apply the VWAP and the published share weighting with respect to such Index Component for such Deferred Averaging Date to the calculation of the VWAP Level (i) on the date(s) of the original disruption with respect to such Index Component and (ii) such Averaging Date.  For example, if the Repurchase Measurement Period for purposes of calculating a Repurchase Amount is based on the arithmetic mean of the VWAP Levels on December 8, 2014, December 9, 2014, December 10, 2014, December 11, 2014 and December 12, 2014 and there is a Market Disruption Event for an Index Component on December 8, 2014, but no other Market Disruption Event during the Repurchase Measurement Period, then the VWAP for such disrupted Index Component on December 9, 2014 will be used more than once to calculate the Repurchase Amount and such Repurchase Amount will be determined based on the arithmetic mean of the VWAP for such disrupted Index Component on December 9, 2014, December 9, 2014, December 10, 2014, December 11, 2014 and December 12, 2014.

In no event, however, will any postponement pursuant to the immediately preceding paragraph result in the final Averaging Date with respect to any Index Component occurring more than three Index Business Days following the day originally scheduled to be the final Averaging Date.  If the third Index Business Day following the date originally scheduled to be the final Averaging Date is not an Index Business Day or is a Disrupted Day with respect to such Index Component, the Note Calculation Agent or one of its affiliates, will determine the VWAP and share weighting with respect to any Index Component required to be determined for the purpose of calculating the applicable VWAP Level based on its good faith estimate of the VWAP and share weighting of each such Index Component that would have prevailed on the Primary Exchange on such third Index Business Day but for such suspension or limitation.

An “Averaging Date” means each of the Index Business Days during the Final Measurement Period or the Repurchase Measurement Period, as applicable, subject to adjustment as described herein.

A “Disrupted Day” with respect to any Index Component is any Index Business Day on which the Primary Exchange or any Related Exchange fails to open for trading during its regular trading session or on which a Market Disruption Event has occurred and is continuing, and, in both cases, the occurrence of which is determined by the Note Calculation Agent to have a material effect on the VWAP Level.

With respect to an Index Component, a “Market Disruption Event,” unless otherwise specified in the relevant terms supplement, means:

(a) the occurrence or existence of a condition specified below:

(i) any suspension, absence or limitation of trading on the Primary Exchange for trading in the Index Component, whether by reason of movements in price exceeding limits permitted by the Primary Exchange or otherwise;

(ii) any suspension, absence or limitation of trading on the Related Exchange for trading in futures or options contracts related to the Index Component, whether by reason of movements in price exceeding limits permitted by such Related Exchange or otherwise, or

(iii) any event (other than an event described in (b) below) that disrupts or impairs (as determined by the Note Calculation Agent) the ability of market participants in general (A) to effect transactions in, or obtain market values for the relevant Index Component or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the relevant Index Component; or

 (b) the closure on any Index Business Day of the Primary Exchange or any Related Exchange prior to its Scheduled Closing Time unless such earlier closing time is announced by the Primary Exchange or such Related Exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the Primary Exchange or such Related Exchange on such Index Business Day and (ii) the submission deadline for orders to be entered into the Primary Exchange or such Related Exchange system for execution at the close of trading on such Index Business Day;

in each case determined by the Note Calculation Agent in its sole discretion; and

(c) a determination by the Note Calculation Agent in its sole discretion that the applicable event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For purposes of the above definition:

(a) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Primary Exchange or Related Exchange, and

(b) for purposes of clause (a) above, limitations pursuant to the rules of any Primary Exchange or Related Exchange similar to NYSE Rule 80B or Nasdaq Rule 4120 (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B or Nasdaq Rule 4120 as determined by the Note Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading.

“Scheduled Closing Time” means, with respect to the Primary Exchange or the Related Exchange, on any Index Business Day, the scheduled weekday closing time of the Primary Exchange or such Related Exchange on such Index Business Day, without regard to after hours or any other trading outside of the regular trading session hours.

Discontinuation of the Index; Alteration of Method of Calculation

If S&P discontinues publication of or otherwise fails to publish the Index, or S&P does not make the Index Components, their share weighting and/or the Index Divisor available to the VWAP Calculation Agent, and the Index Sponsor, S&P or another entity publishes a successor or substitute index that the Note Calculation Agent determines to be comparable to the discontinued Index and for which the Index Components, their share weighting, and /or the Index Divisor are available to the VWAP Calculation Agent (such index being referred to herein as a “successor index”), then the VWAP Level for such successor index will be determined by the VWAP Calculation Agent by reference to the sum of the products of the VWAPs of the components underlying such successor index on the Primary Exchanges and each such component’s respective weighting within the successor index (which sum will be adjusted by any index divisor used by such successor index) on the dates and at the times as of which the VWAP Levels for such successor index are to be determined.

Upon any selection by the Note Calculation Agent of a successor Index, the Note Calculation Agent will cause written notice thereof to be furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the Index or does not make the Index Components, their share weightings and/or Index Divisor available to the VWAP Calculation Agent prior to, and such discontinuation or unavailability is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined and the Note Calculation Agent determines that no successor index is available at such time, or the Note Calculation Agent has previously selected a successor index and publication of such successor index is discontinued prior to, and such discontinuation is continuing on the Calculation Date or any Index Business Day during the Final Measurement Period or during the Repurchase Measurement Period, as applicable, or any other relevant date on which the VWAP Level is to be determined, then the Note Calculation Agent will determine the relevant VWAP Levels using the VWAP and published share weighting of each Index Component included in the Index or successor index, as applicable, immediately prior to such discontinuation or unavailability, as adjusted for certain corporate actions.  In such event, the Note Calculation Agent will cause notice thereof to be furnished to the trustee, to us and to the holders of the notes.

 Notwithstanding these alternative arrangements, discontinuation of the publication of the Index or successor index, as applicable, may adversely affect the value of the notes.

If at any time the method of calculating the Index or a successor index, or the value thereof, is changed in a material respect, or if the Index or a successor index is in any other way modified so that the VWAP Level of the Index or such successor index does not, in the opinion of the Note Calculation Agent, fairly represent the VWAP Level of the Index or such successor index had such changes or modifications not been made, then the Note Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Note Calculation Agent, may be necessary in order to arrive at a VWAP level of an index comparable to the Index or such successor index, as the case may be, as if such changes or modifications had not been made, and the Note Calculation Agent will calculate the VWAP Levels for the Index or such successor index with reference to the Index or such successor index, as adjusted.  The Note Calculation Agent will accordingly calculate the Initial VWAP Level, the Final VWAP Level, the Index Ratio, the Coupon Amount, the Adjusted Coupon Amount, if any, the Reference Distribution Amount, the Stub Reference Distribution Amount, if any, the Adjusted Reference Distribution Amount, the Accrued Tracking Fee (including the Quarterly Tracking Fee, any Tracking Fee Shortfall and any Adjusted Tracking Fee Shortfall), the Adjusted Tracking Fee, the Repurchase Fee Amount, the Cash Settlement Amount, if any, that we will pay you at maturity, the Repurchase Amount, if any, upon early repurchase, if applicable, based on the relevant VWAP Levels calculated by the Note Calculation Agent, as adjusted.  Accordingly, if the method of calculating the Index or a successor index is modified so that the level of the Index or such successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the index), which, in turn, causes the VWAP Level of the Index or such successor index to be a fraction of what it would have been if there had been no such modification, then the Note Calculation Agent will make such calculations and adjustments in order to arrive at a VWAP Level for the Index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Events of Default and Acceleration

Under the heading “Description of Debt Securities — Events of Default and Waivers” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment upon an Event of Default

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes will be determined by the Note Calculation Agent and will be an amount in cash equal to the Repurchase Amount, calculated as if the date of acceleration were the first Index Business Day in the Repurchase Measurement Period and the four Index Business Days immediately succeeding the date of acceleration were the corresponding Index Business Days in the accelerated Repurchase Measurement Period.  For purposes of this calculation the Repurchase Fee Amount shall be zero.

If the maturity of the notes is accelerated because of an event of default as described above, we will, or will cause the Note Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The 2024 notes have been listed on the NYSE Arca under the ticker symbol “AMJ.”  No assurance can be given as to the continued listing of the 2024 notes for their term or of the liquidity or trading market for those notes.  If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.  No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

Book-Entry Only Issuance — The Depository Trust Company

DTC will act as securities depositary for the notes.  The notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s nominee).  One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC.  See the descriptions contained in the accompanying prospectus supplement under the heading “Description of Notes — Forms of Notes” and in the accompanying prospectus under the heading “Forms of Securities — Book-Entry System.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York Mellon in The City of New York.

The Bank of New York Mellon or one of its affiliates will act as registrar and transfer agent for the notes.  The Bank of New York Mellon will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York Mellon, but upon payment (with the giving of such indemnity as The Bank of New York Mellon may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

Reissuances or Reopening Issuances

We may in our sole discretion, “reopen” or reissue the notes based upon market conditions and VWAP Levels at that time. We have no obligation to take your interests into account in deciding whether to issue additional notes.  We also have no obligation to issue any specific amount of notes.

The maximum number of the 2024 notes authorized for issuance is 129,000,000 notes, resulting in a maximum aggregate principal amount of $2,455,722,690, and the remaining 11,050,000 notes authorized for issuance will be issued on or about June 19, 2012.  We do not intend to issue notes in excess of this maximum amount authorized for issuance.

The notes do not limit our ability to incur other indebtedness or to issue other securities.  Also, we are not subject to financial or similar restrictions by the terms of the notes.  These further issuances, if any, will be consolidated to form a single sub-series with the applicable originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement.  Any notes bearing the same CUSIP number that are issued pursuant to any future additional issuances of notes bearing the same CUSIP number will increase the aggregate principal amount of the outstanding notes of that sub-series.  The price of any additional offering will be determined at the time of pricing of that offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes.  It applies to you only if you hold a note as a capital asset within the meaning of Section 1221 of the Code.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or if you are a holder subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	a “regulated investment company” as defined in Code Section 851;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding a note as part of a “straddle” or conversion transaction, or who has entered into a “constructive sale” with respect to a note;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this product supplement, changes to any of which, subsequent to the date of this product supplement, may affect the tax consequences described herein.  The effects of any applicable state, local or foreign tax laws are not discussed.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the notes), as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Tax Treatment of the Notes

The tax consequences of an investment in the notes are unclear.  There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not intend to request a ruling from the IRS regarding the notes.  Unless otherwise indicated in the relevant terms supplement, insofar as we have tax reporting responsibilities with respect to your notes, we intend to treat them as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  At the time of the relevant offering, we may seek an opinion of counsel regarding the tax consequences of owning and disposing of the notes.  In this event, whether or not counsel is able to opine regarding the correctness of the treatment of the notes described above, we generally expect that counsel will be able to opine that the following are the material tax consequences of owning and disposing of the notes if the treatment of the notes described above is respected, as well as material tax consequences that may apply if it is not respected.  The following discussion assumes this treatment is respected, except where otherwise indicated.  The relevant terms supplement may indicate other issues applicable to a particular offering of notes.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment as Open Transactions That Are Not Debt Instruments

Under this treatment, subject to the discussion under “Tax Treatment of Coupon Amounts” below, you should not recognize taxable income or loss over the term of the notes prior to maturity other than pursuant to a sale, exchange or “deemed exchange” as described below.

Tax Treatment of Coupon Amounts.  Although the U.S. federal income tax treatment of Coupon Amounts (including, for purposes of this tax disclosure, any Stub Reference Distribution Amount) is uncertain, we expect (in the absence of an administrative determination or judicial ruling to the contrary) to treat any Coupon Amounts with respect to the notes as ordinary income at the time accrued or received, in accordance with your method of accounting for U.S. federal income tax purposes unless otherwise indicated.

Sale, Exchange or Redemption of a Note.  Upon a sale or exchange of a note (including early repurchase or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the note, which should equal the amount you paid to acquire the note (assuming Coupon Amounts are properly treated as ordinary income, consistent with the position described above).  Subject to the discussion below concerning the potential application of the “constructive ownership” rules of Code Section 1260, this gain or loss should be long-term capital gain or loss if you have held the note for more than one year at that time.  The deductibility of capital losses is subject to limitations.  It is uncertain whether the proceeds of a sale or exchange prior to maturity include any amount attributable to accrued but unpaid Coupon Amounts, or whether this amount should be treated as described above.

Potential Deemed Exchange on Index Rebalancing.  The IRS could assert that under certain circumstances a “deemed” taxable exchange has occurred on one or more Index rebalancing dates.  If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of your notes exceeds your tax basis in them on the relevant rebalancing date.  Any gain recognized on a deemed exchange should be capital gain, subject to the discussion in the following paragraphs.

Potential Application of the Constructive Ownership Rules.  The IRS may assert that the notes constitute “constructive ownership transactions” within the meaning of Code Section 1260, in which case your tax consequences of a sale or exchange of a note would be significantly and adversely affected.  Code Section 1260 generally applies if an investor enters into a “constructive ownership transaction” with respect to a “pass-thru” entity.  If a note is treated as a “constructive ownership transaction,” any gain recognized in respect of a note that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Code Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the note’s term.  If a note is treated as a “constructive ownership transaction,” there would be a presumption that all long-term capital gain is subject to recharacterization as ordinary income unless the contrary is demonstrated by clear and convincing evidence.  It is not clear how the "net underlying long-term capital gain" should be determined under Code Section 1260 in the case of an instrument, like the notes, the underlying index with respect to which is rebalanced periodically.  One reasonable possibility is that long-term capital gain realized on a sale or exchange of a note could be recharacterized as ordinary income, and subject to an interest charge, to the extent it exceeds the amount of long-term capital gain you can establish would have been realized if you had invested directly in the Index Components on the Initial Issue Date and rebalanced your portfolio as and when the Index rebalanced.

If the notes are treated as “constructive ownership transactions,” it is possible that the impact of the application of those rules might be relatively small, assuming that the Index Components comply with their stated distribution policies, that current coupons on the notes are treated as ordinary income consistent with the position being taken herein, and that the turnover of the Index Components upon rebalancing of the Index is relatively small.  In this event, based on our understanding of the Index Components’ distribution policies, we think it would be fairly unlikely that you would recognize amounts of long-term capital gain significantly in excess of the "net underlying long-term capital gain" that you would have recognized if you had invested directly in the Index Components on the Initial Issue Date and rebalanced your portfolio as and when the Index rebalanced.  However, for a number of reasons, including among others because we have no control over the events described above, and because the constructive ownership rules would, assuming they applied, require you to prove by clear and convincing evidence that your long-term capital gain does not in fact exceed the long-term capital gain that you would have recognized if you had invested directly in the Index Components, there can be no assurance that some or all of the long-term capital gain that you recognize on a sale or exchange of the notes will not be subject to recharacterization under Code Section 1260.  Unless otherwise indicated in the relevant terms supplement, due to the lack of governing authority and the fact-sensitive nature of the analysis under Code Section 1260, we do not expect that counsel would be able to opine as to whether or how these rules would apply to your notes.

Uncertainties Regarding Tax Treatment as Open Transactions That Are Not Debt Instruments

If the notes are treated as open transactions that are not debt instruments, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of the notes.  For instance, you might be required to include amounts in income during the term of your notes (for example, under Code Section 1256) and/or to treat all or a portion of the gain or loss on the sale or exchange of your notes as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your notes.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments; the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime described above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Tax Consequences if Treated as Debt Instruments

If the notes are treated as debt instruments, your tax consequences will be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments.”  In this event, regardless of whether you are an accrual-method or cash-method taxpayer, you will be required to accrue into income original issue discount on your notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, subject to certain adjustments, with the result that your taxable income in any year could differ significantly from (and could be significantly higher than) the Coupon Amount (if any) you receive in that year.  In addition, any gain recognized at expiration or upon a sale or exchange of your notes generally will be treated as interest income, and if you recognize a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•	a nonresident alien individual;
•	a foreign corporation; or
•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition.  In this case, you should consult your tax adviser regarding the U.S. federal income tax consequences of the sale or exchange of a note.

We expect that Coupon Amounts paid to you (including any Stub Reference Distribution Amount) will be withheld upon at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty, unless that income is effectively connected with your conduct of a trade or business in the United States (in which case, in order to avoid withholding, you will likely be required to provide a properly completed IRS Form W-8ECI).  Any “effectively connected income” from your notes, including also any gain from the sale or settlement of your notes that is or is treated as effectively connected with your conduct of a United States trade or business, will be subject to U.S. federal income tax, and will require you to file U.S. federal income tax returns, in each case in the same manner as if you were a U.S. holder.  In particular, if you own or are treated as owning more than 5% of the notes, you could be treated as owning a “United States real property interest” within the meaning of Code Section 897, in which case any gain from the sale or settlement of your notes would be deemed to be “effectively connected income,” with the consequences described above.   If you are not a United States person, you should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Recent Legislation

Recent legislation as modified by published guidance from Treasury and the IRS, including recently proposed regulations, generally would impose a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments issued after December 31, 2012, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8BEN) have been satisfied.  Pursuant to proposed regulations, this legislation would apply to payments of interest made after December 31, 2013 and to payments of gross proceeds of the sales of certain financial instruments made after December 31, 2014.  Accordingly, assuming the notes are treated as giving rise to U.S.-source income, these rules would apply to Coupon Amounts paid after December 31, 2013 and might apply to sales or exchanges (including “deemed” taxable exchanges) after December 31, 2014, in each case with respect to notes issued after December 31, 2012.

Backup Withholding and Information Reporting

You may be subject to information reporting.  You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF NOTES ARE UNCLEAR.  YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and JPMS, as agent, and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent,” and collectively with JPMS, the “Agents”), each Agent participating in an offering of notes will, unless otherwise specified in the relevant terms supplement, sell notes directly to investors and to dealers as principal at the public offering price set forth on the cover of the relevant terms supplement.  These dealers may then resell notes to the public at varying prices that the dealers will determine at the time of resale.  In addition, these dealers may make a market in the notes, although these dealers are not obligated to do so and any of them may stop doing so at any time without notice.

On the issue date, we will sell the number of notes described in the relevant terms supplement.  To the extent not all the notes are sold, we expect the remainder of the notes will be offered and sold to other dealers and to investors from time to time at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  We will receive proceeds equal to 100% of the price at which the notes are sold by us.

Unless otherwise specified in the relevant terms supplement, JPMS, which is a FINRA member, and certain other unaffiliated dealers, which will also be FINRA members, will receive a portion of the Accrued Tracking Fee and Adjusted Tracking Fee, if any, applicable to the notes as compensation to promote the notes and to provide certain support and services related to the notes.

The 2024 notes been listed on the NYSE Arca under the ticker symbol “AMJ.”  No assurance can be given as to the continued listing of the 2024 notes for their term or of the liquidity or trading market for those notes.  If we were to issue any other sub-series of notes, we expect that we would make an application to list that sub-series of notes on a securities exchange.  No assurance can be given as to the approval of any notes for listing, or, if listed, the continued listing for the term of the notes or of the liquidity or trading market for the notes.

JPMS or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market.  Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

This product supplement no. 10-II (and the accompanying base prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell a note covered by this product supplement no. 10-II that they acquire from other holders after the original offering and sale of the notes, or they may sell a note covered by this product supplement no. 10-II in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act.  Among other activities, broker-dealers and other persons may make short sales of the notes and may cover such short positions by borrowing notes from us or our affiliates or by purchasing notes from us or our affiliates subject to our obligation to repurchase such notes at a later date.  As a result of these activities, these market participants may be deemed statutory underwriters.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act.  This product supplement no. 10-II will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

In connection with an offering of the notes, JPMS may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934.  Overallotment involves sales in excess of the offering size, which create a short position for JPMS.  Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes.  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.  Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions.  If JPMS engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Certain of the Agents engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

No action has been or will be taken by us, JPMS or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 10-II or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required.  No offers, sales or deliveries of the notes, or distribution of this product supplement no. 10-II, the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed that it will not offer or sell the notes in any non-U.S. jurisdiction (i) if that offer or sale would not be in compliance with any applicable law or regulation or (ii) if any consent, approval or permission is needed for that offer or sale by that Agent or for or on our behalf, unless the consent, approval or permission has been previously obtained.  We will have no responsibility for, and the applicable Agent will obtain, any consent, approval or permission required by that Agent for the subscription, offer, sale or delivery by that Agent of the notes, or the distribution of any offering materials, under the laws and regulations in force in any non-U.S. jurisdiction to which that Agent is subject or in or from which that Agent makes any subscription, offer, sale or delivery.  For additional information regarding selling restrictions, please see “Notice to Investors” in this product supplement.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third Business Day following the pricing date (which is referred to as a “T+3” settlement cycle).

Conflicts of Interest

We own, directly or indirectly, all of the outstanding equity securities of JPMS.  The net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes.  The underwriting arrangements for an offering of the notes will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s underwriting of securities of an affiliate.  In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated Agent of ours may make sales in an offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

NOTICE TO INVESTORS

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted.  None of the accompanying prospectus supplement and prospectus, this product supplement no. 10-II and the terms supplement (each, a “Disclosure Document” and, collectively, the “Disclosure Documents”) will constitute an offer to sell, or a solicitation of an offer to buy, the notes by any person in any jurisdiction in which it is unlawful for that person to make an offer or solicitation.  Neither the delivery of any Disclosure Document nor any sale made thereunder implies that our affairs have not changed or that the information in any Disclosure Document is correct as of any date after the date thereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of the Disclosure Documents and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make those purchases, offers or sales.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless statutory or administrative exemptive relief were available.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the notes and related lending transactions, provided that neither the issuer of the notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase or holding of the notes that (a) it is not a Plan and its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the notes shall be required to represent (and deemed to have represented by its purchase of the notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The notes are contractual financial instruments.  The financial exposure provided by the notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the notes.  The notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the notes.

Each purchaser or holder of any notes acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the notes, (B) the purchaser or holder’s investment in the notes, or (C) the exercise of or failure to exercise any rights we have under or with respect to the notes;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the notes and (B) all hedging transactions in connection with our obligations under the notes;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment is appropriate for, or meets all relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.